Exhibit 2.1
Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER

by and among
PAGAYA TECHNOLOGIES LTD.,

RIGEL MERGER SUB INC.

and

EJF ACQUISITION CORP.

dated as of September 15, 2021

A-i

A-ii

EXHIBITS

Exhibit A	SPAC Voting Agreement
Exhibit B	Company Voting Agreement
Exhibit C	Form of Incentive Equity Plan
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Amended and Restated Articles of Association
Exhibit F	Form of Plan of Merger
Exhibit G	Form of Memorandum of Association of the Surviving Company
Exhibit H	Residency Notice
A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of September 15, 2021 (this “Agreement”), by and among Pagaya Technologies Ltd., a company organized under the laws of Israel (the “Company”), Rigel Merger Sub Inc., a Cayman Islands exempted company and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and EJF Acquisition Corp., a Cayman Islands exempted company (“SPAC”). Each of the Company, Merger Sub and SPAC are individually referred to herein as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one (1) or more businesses;
WHEREAS, in anticipation of the Merger (as defined below), the Company has formed Merger Sub;
WHEREAS, immediately prior to the Effective Time, the Company, its shareholders and its subsidiaries will engage in certain pre-closing restructurings, pursuant to which, among other things, (i) each Company Preferred Share (as defined below) that is issued and outstanding immediately prior to the Effective Time shall automatically convert into Company Ordinary Shares (as defined below) in accordance with the Company’s Governing Documents (the “Conversion”); (ii) the Company will adopt the Company A&R Articles; (iii) the Company will effect the Stock Split (as defined below) of each Company Ordinary Share into such number of Company Ordinary Shares calculated in accordance with Section 2.1 (with the Founders (in their capacity as shareholders of the Company) receiving Class B ordinary shares, without par value, which will carry voting rights in the form of ten (10) votes per share of the Company (“Class B Company Ordinary Shares”) and the other Company Shareholders receiving Class A ordinary shares, without par value, which will carry voting rights in the form of one (1) vote per share of the Company (the “Class A Company Ordinary Shares”)) in accordance with the Governing Documents of the Company (the “Reclassification”), subject to Section 7.4(b) of the Company Disclosure Letter (the Stock Split, together with the Conversion and the Reclassification, the “Capital Restructuring”).
WHEREAS, the Parties intend that, for U.S. federal income tax purposes, (a) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, (b) this Agreement is and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and (c) the Capital Restructuring will constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and the Treasury Regulations (collectively, the “Intended Tax Treatment”);
WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company has entered into a commitment letter (the “EJF Subscription Agreement”) with EJF Debt Opportunities Master Fund, L.P., an Affiliate (as defined below) of the SPAC Sponsor (as defined below) (the “EJF Investor”), pursuant to which the EJF Investor has committed to purchase Class A Company Ordinary Shares at a purchase price of $10.00 per share upon Closing (as defined below) for aggregate gross proceeds of $200,000,000 (such investment, the “EJF Investment”, and such amount, the “EJF Commitment”);
WHEREAS, prior to the Closing (as defined below), the Company may enter into one (1) or more subscription agreements on substantially the same terms as the EJF Subscription Agreement (each, a “Subscription Agreement”) with certain other investors named therein (such investors, collectively, with any permitted assignees or transferees (but not, for the avoidance of doubt, including the EJF Investor), the “PIPE Investors”), pursuant to which, on the terms and subject to the conditions set forth therein, (a) the PIPE Investors will fund their commitments prior to the Closing, and (b) immediately prior to the Effective Time, but after giving effect to the Capital Restructuring, such PIPE Investors will purchase from the Company newly issued Class A Company Ordinary Shares (together with the EJF Investment, the “PIPE Investment”);
WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth herein, immediately following the Capital Restructuring and at the Effective Time, (a) Merger Sub shall be merged with and into SPAC (the “Merger”), with SPAC surviving the Merger as a direct wholly-owned subsidiary of the Company, (b) (i) each outstanding SPAC Class B Share (as defined below) issued and outstanding immediately prior to the Effective Time other than Excluded Shares (as defined below), by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive the Per Share Merger Consideration (as defined below), and (ii) each SPAC Class A Share (as defined below) issued and outstanding immediately prior to the Effective Time (after giving effect to any SPAC Shareholder Redemption (as defined below)) other than Excluded Shares, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive the Per Share Merger Consideration;
WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that the Merger is in the best interests of SPAC and resolved to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the Transaction Agreements to which SPAC is or will be a party and approved the Merger and the other Transactions and (c) determined to recommend that the shareholders of SPAC (the “SPAC Shareholders”) vote to approve the SPAC Shareholder Matters (as defined below) (the “SPAC Recommendation”);
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Transactions, including the Capital Restructuring and the Merger, are in the best interests of the Company and its shareholders (the “Company Shareholders”) and declared it advisable to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the Transaction Agreements to which the Company is or will be a party and approved the Capital Restructuring, the Merger and the other Transactions and (c) determined to recommend that the Company Shareholders vote to approve the Company Shareholder Matters (as defined below) (the “Company Recommendation”);
WHEREAS, the board of directors of Merger Sub has unanimously approved the execution, delivery and performance of this Agreement and the Transaction Agreements to which Merger Sub is or will be a party and approved the Merger and the other Transactions contemplated hereby and thereby;
WHEREAS, the Company, as the sole shareholder of Merger Sub, has resolved to approve and authorize this Agreement and the Plan of Merger (as defined below);
WHEREAS, as a condition to the willingness of, and an inducement to, the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, the SPAC Sponsor is entering into a voting agreement with the Company, which is attached hereto as Exhibit A (the “SPAC Voting Agreement”), under which the SPAC Sponsor has agreed to, among other things, vote in favor of the SPAC Shareholder Matters, in each case, pursuant to the terms and subject to the conditions of the SPAC Voting Agreement;
WHEREAS, as a condition to the willingness of, and an inducement to, SPAC to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Company Voting Agreement Signatories (as defined below) is entering into a voting agreement with SPAC, which is attached hereto as Exhibit B (the “Company Voting Agreements”), under which each of the Company Voting Agreement Signatories has agreed to, among other things, vote in favor of the Company Shareholder Matters, in each case, pursuant to the terms and subject to the conditions of the Company Voting Agreements;
WHEREAS, the Parties intend that, prior to the Closing and subject to obtaining the applicable Company Shareholder Approval (as defined below), the Company will adopt the Incentive Equity Plan in substantially the form of Exhibit C attached hereto (with such changes as mutually agreed to by the Parties), to be effective upon and following the Closing;
WHEREAS, as a condition to the willingness of, and an inducement to, each of SPAC and the Company to enter into this Agreement, in connection with the Merger, the Parties intend that, at the Closing, the Company will enter into a Registration Rights Agreement, in substantially the form attached hereto as Exhibit D (with such changes as mutually agreed to by the Parties) (the “Registration Rights Agreement”), with certain Company Shareholders and the SPAC Sponsor;
WHEREAS, prior to the Closing, the Company shall, subject to obtaining the Company Shareholder Approval, adopt the Company A&R Articles (as defined below) in substantially the form attached hereto as Exhibit E (with such changes as mutually agreed to by the Parties); and

WHEREAS, as a condition to the willingness of, and an inducement to, the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, the Company and the SPAC Sponsor are entering into that certain letter agreement in connection with the SPAC Transaction Expenses Cap (the “Expenses Side Letter”).
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I

DEFINITIONS
1.1.  Defined Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:
“102 Trustee” shall mean the trustee appointed by the Company from time to time in accordance with the provisions of the ITO, and approved by the ITA, with respect to the Company Options and the Company Ordinary Shares that are subject to Section 102 of the ITO.
“2019 Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal year then ended.
“2020 Audited Financial Statements” shall have the meaning set forth in Section 4.7(a).
“5% Holder” shall have the meaning set forth in Section 3.3(c).
“Action” means any claim, legal complaint, action, suit, audit, non-routine regulatory examination, assessment, mediation or arbitration, or any proceeding or investigation (in each case, whether civil, criminal or administrative or at law or in equity) by or before any Governmental Entity or arbitral or mediation body.
“Additional SPAC SEC Reports” shall have the meaning set forth in Section 5.6(a).
“Adviser Subsidiary” means Pagaya Investments US LLC, a Delaware limited liability company.
“Advisory Client” means any Person to which the Adviser Subsidiary provides investment advisory services pursuant to an Advisory Contract.
“Advisory Contract” means any agreement between the Adviser Subsidiary and any Person pursuant to which the Adviser Subsidiary agrees to provide investment advisory services to such person.
“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliate Agreement” shall have the meaning set forth in Section 6.1(b)(vii).
“Aggregate SPAC Shareholder Redemption Payments Amount” shall mean the aggregate amount of all payments required to be made by SPAC in connection with any SPAC Shareholder Redemption.
“Agreement” shall have the meaning set forth in the preamble hereto.
“Alternative Acquisition Proposal” shall have the meaning set forth in Section 7.10(a).
“Amended and Restated Warrant Agreement” shall have the meaning set forth in Section 7.21.
“AML Laws” shall have the meaning set forth in Section 4.24.
“Anti-Corruption Laws” shall have the meaning set forth in Section 4.23.

“Antitrust Authorities” means the Antitrust Division of the U.S. Department of Justice, the U.S. Federal Trade Commission, the Israeli Competition Authority or the antitrust or competition law authorities of any other jurisdiction (whether United States, Israeli, foreign or multinational).
“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.
“Audited Financial Statements” shall have the meaning set forth in Section 4.7(a).
“Available Cash” shall mean (a) SPAC Cash, plus (b) the proceeds actually paid to the Company upon consummation of the PIPE Investments (including any funds paid by the EJF Investor in its capacity as a backstop for defaulting PIPE Investors).
“Business Combination Approval” shall have the meaning set forth in Section 1.1.
“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York, Tel Aviv, Israel or the Cayman Islands are authorized or required by Legal Requirements to close.
“Capital Restructuring” shall have the meaning set forth in the Recitals hereto.
“Capital Restructuring Tax Ruling” shall mean a Tax ruling from the ITA confirming that the Capital Restructuring will not result in a Tax event for Israeli Tax purposes, including for the purpose of 102 Shares and 102 Options.
“CARES Act” shall mean The Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020).
“Cayman Companies Law” shall mean the Companies Act (as amended) of the Cayman Islands.
“Certifications” shall have the meaning set forth in Section 5.6(a).
“Change in Recommendation” shall have the meaning set forth in Section 7.2(b).
“Class A Company Ordinary Shares” shall have the meaning set forth in the Recitals hereto.
“Class A Preferred Shares” shall mean the Company’s Class A Preferred Shares, nominal value NIS 0.01 each.
“Class A-1 Preferred Shares” shall mean the Company’s Class A-1 Preferred Shares, nominal value NIS 0.01 each.
“Class B Company Ordinary Shares” shall have the meaning set forth in the Recitals hereto.
“Class B Preferred Shares” shall mean the Company’s Class B Preferred Shares, nominal value NIS 0.01 each.
“Class C Preferred Shares” shall mean the Company’s Class C Preferred Shares, nominal value NIS 0.01 each.
“Class D Preferred Shares” shall mean the Company’s Class D Preferred Shares, nominal value NIS 0.01 each.
“Class E Preferred Shares” shall mean the Company’s Class E Preferred Shares, nominal value NIS 0.01 each.
“Closing” shall have the meaning set forth in Section 2.3.
“Closing Company Board” shall have the meaning set forth in Section 7.16.
“Closing Date” shall have the meaning set forth in Section 2.3.
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble hereto.
“Company A&R Articles” shall mean the Amended and Restated Articles of Association, in substantially the form of Exhibit E (with such changes as mutually agreed to by the Parties).
“Company Board” shall have the meaning set forth in the Recitals hereto.
“Company Closing Statement” shall have the meaning set forth in Section 3.5(b).
“Company Disclosure Letter” shall have the meaning set forth in the preamble to Article IV.
“Company Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect (“Effect”) that, (a) individually or in the aggregate with other Effects, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole or (b) would, or would reasonably be expected to, prevent the Company from consummating the Transactions before the Outside Date; provided, however, that solely for purposes of clause (a), in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, hostilities, cyberattacks or terrorism, or any escalation or worsening of the foregoing, or changes in national, regional, state or local political or social conditions in countries in which, or in the proximate geographic region of which, the Group Companies operate; (ii) earthquakes, hurricanes, tornados, wild fires, or other natural disasters; (iii) epidemics, pandemics, including COVID-19 or any COVID-19 Measures, or other public health emergencies; (iv) changes directly attributable to the execution of this Agreement, the public announcement of the Transactions, the performance of this Agreement or the pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees, investors, licensors, licensees or other third-parties related thereto) (provided, that this clause (iv) shall not apply to any representation or warranty to the extent such representation or warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the transactions contemplated by this Agreement); (v) changes in applicable Legal Requirements, changes of official guidance or official positions of general applicability, or changes in enforcement policies or official interpretations thereof or decisions of general applicability, by any Governmental Entity after the date of this Agreement; (vi) changes in U.S. GAAP (or any official interpretation thereof) after the date of this Agreement; (vii) general economic, regulatory, business or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (viii) events, changes or conditions generally affecting participants in the industries and markets in which any Group Company operates; (ix) any failure of the Group Companies, taken as a whole, to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that any Effect underlying such failure (except to the extent otherwise excluded by other clauses in this definition) shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); and (x) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement, (B) taken with the prior written consent of SPAC or (C) taken by, or at the written request of, SPAC; provided, further, that, in the case of clauses (i), (iii), (v), (vi), (vii) and (viii), such Effects shall be taken into account to the extent (but only to the extent) that such Effects have had or are reasonably likely to have a disproportionate impact on the Group Companies, taken as a whole, as compared to other participants in the industries or markets in which the Group Companies operate.
“Company Material Contract” shall have the meaning set forth in Section 4.19(a).
“Company Option” shall mean each outstanding and unexercised option to purchase Company Ordinary Shares or Company restricted shares issued pursuant to the Company Share Plans, whether or not then vested or fully exercisable.
“Company Ordinary Shares” shall mean the Company’s ordinary shares, NIS 0.01 each; provided, however, that after adoption of the Company A&R Articles, every reference to Company Ordinary Shares shall mean the Class A Company Ordinary Shares and the Class B Company Ordinary Shares, as applicable.
“Company Parties” shall have the meaning set forth in Section 4.4(a).
“Company Pre-Closing Notice of Disagreement” shall have the meaning set forth in Section 3.5(a).

“Company Preferred Shares” shall mean the Class A Preferred Shares, the Class A-1 Preferred Shares, the Class B Preferred Shares, the Class C Preferred Shares, the Class D Preferred Shares and the Class E Preferred Shares.
“Company Real Property Leases” shall have the meaning set forth in Section 4.13(b).
“Company Recommendation” shall have the meaning set forth in the Recitals hereto.
“Company Registered Intellectual Property” shall have the meaning set forth in Section 4.17(a).
“Company Securities” shall have the meaning set forth in Section 3.6(c).
“Company Share Plans” shall mean the Company’s 2016 Equity Incentive Plan and the Stock Option Sub-Plan For United States Persons thereunder and the Company’s 2021 Equity Incentive Plans and the Stock Option Sub-Plan For United States Persons thereunder.
“Company Shareholder Approval” shall mean (a) with respect to the Merger, the affirmative vote or written consent of the Preferred Majority, (b) with respect to (i) the adoption of the Company A&R Articles, (ii) the approval and adoption of this Agreement and (iii) approval of the other Transactions, including the Reclassification and Stock Split, the affirmative vote or written consent of each of (x) the Company Shareholders by a Shareholder Resolution and (y) the Preferred Majority and (c) with respect to any other matters required by Legal Requirements, the affirmative vote or written consent of shareholders required by applicable Legal Requirements.
“Company Shareholder Matters” shall mean (a) the Conversion, (b) the Merger, (c) the adoption of the Company A&R Articles, (d) the approval and adoption of this Agreement, (e) the other Transactions, including the Reclassification and Stock Split, and (f) any other matters required to be approved by shareholders by Legal Requirements.
“Company Shareholders” shall have the meaning set forth in the Recitals hereto.
“Company Shares” shall mean the Company Ordinary Shares and the Company Preferred Shares, taken together or individually, as indicated by the context in which such term is used and, following the Reclassification, any Company Ordinary Shares.
“Company Special Meeting” shall have the meaning set forth in Section 7.3.
“Company Subsidiaries” shall have the meaning set forth in Section 4.2(a).
“Company Transaction Costs” shall mean all fees, costs and expenses incurred or payable by any Group Company prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions including any such amounts which are triggered by or become payable as a result of the Closing; provided that under no circumstances shall any fees, costs or expenses incurred by any Group Company (a) at the request or direction of SPAC or any SPAC Sponsor or (b) pursuant to Section 3.3, in either case, constitute Company Transaction Costs.
“Company Value” shall mean $8,690,443,669.
“Company Voting Agreement Signatories” shall mean those Persons set forth on Section 1.1(a) of the Company Disclosure Letter identified as Company Voting Agreement Signatories.
“Company Voting Agreements” shall have the meaning set forth in the Recitals hereto.
“Company Warrants” shall have the meaning set forth in Section 3.2(d).
“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of dated as of May 24, 2021, by and between SPAC and the Company, as amended and joined from time to time.
“Continental Trust” shall have the meaning set forth in Section 5.12(a).
“Continuing Option” shall have the meaning set forth in Section 2.1(a)(iii).

“Contract” shall mean any written or oral legally binding contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.
“Conversion” shall have the meaning set forth in the Recitals hereto.
“COVID-19” shall mean COVID-19 or SARS-CoV-2, or any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” shall mean any restriction, quarantine, “shelter in place,” “stay at home,” workforce reduction, school closure or in-person or other attendance modification or restriction, social distancing, shut down, closure, sequester, safety or similar requirement of law, order or regulation, directive, guidelines, suggestion or recommendation promulgated, ordered, made or threatened by any industry group, business or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in response to COVID-19, including the CARES Act.
“Current Company Articles” shall mean the Company’s Amended and Restated Articles of Association.
“Current Registration Rights Agreement” shall mean the Registration and Shareholder Rights Agreement, dated as of February 24, 2021, by and among SPAC, the SPAC Sponsor and the other parties thereto.
“Customs & International Trade Authorizations” shall mean any and all licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re -export transfer or import of goods, software, technology, technical data and services.
“Customs & International Trade Laws” shall mean the applicable import, customs and trade, export, re-export, deemed export, deemed re-export or anti-boycott laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, including: (i) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. Department of Commerce (International Trade Administration), the U.S. International Trade Commission, the U.S. Department of Commerce (Bureau of Industry and Security), the U.S. Department of State (Directorate of Defense Trade Controls), the U.S. Department of the Treasury (OFAC), Israel Customs Administration, Israel Ministry of Defense and Israel Ministry of Economy and Industry and their predecessor agencies; (ii) the Tariff Act of 1930; (iii) the Export Administration Act of 1979; (iv) the Export Control Reform Act of 2018; (v) the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; (vi) the Arms Export Control Act; (vii) the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the Debarred List; (viii) the Foreign Trade Regulations pursuant to 15 C.F.R. Part 30; (ix) the anti-boycott laws and regulations administered by the U.S. Department of Commerce; (x) the anti-boycott laws and regulations administered by the U.S. Department of the Treasury; (xi) the Israeli Defense Export Control Law, 5767-2007; (xii) the Israeli Supervision of Commodities and Services Order (Engaging in Means of Encryption), 5735-1974; (xiii) the Israeli Supervision of Commodities and Services Declaration (Engaging in Means of Encryption), 5758-1998; (xiv) the Israeli Import and Export Ordinance [New Version], 5739-1979; (xv) the Israeli Import and Export Order (Control of Exports in the Chemical, Biological and Nuclear Sector), 5764-2004; (xvi) the Israeli Import and Export Order (Control of Dual Use Goods, Services and Technology Exports), 5766-2006, and (xvii) the Israeli Customs Ordinance [New Version].
“D&O Indemnification Provisions” shall have the meaning set forth in Section 7.12(a).
“Effective Time” shall have the meaning set forth in Section 2.5(b).
“EJF Commitment” shall have the meaning set forth in the Recitals hereto.
“EJF Investment” shall have the meaning set forth in the Recitals hereto.
“EJF Investor” shall have the meaning set forth in the Recitals hereto.
“EJF Subscription Agreement” shall have the meaning set forth in the Recitals hereto.

“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and any other employee benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether oral or written, which any Group Company sponsors, contributes to or maintains for the benefit of its current or former employees, individuals who provide services and are compensated as individual independent contractors or directors, or with respect to which any Group Company has any liability.
“Enforcement Exceptions” shall have the meaning set forth in Section 4.4(a).
“Environmental Laws” shall mean any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety (concerning exposure to Hazardous Substances), or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, and shall include, but not be limited to, federal statues known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act and Toxic Substances Control Act.
“ERISA” shall mean the Employment Retirement Income Security Act of 1974.
“ERISA Affiliates” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries is treated as a single employer under Section 414 of the Code.
“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934.
“Exchange Agent” shall have the meaning set forth in Section 3.3(a).
“Excluded Shares” shall have the meaning set forth in Section 3.2(b).
“Expenses Side Letter” shall have the meaning set forth in the Recitals hereto.
“Financial Statements” shall have the meaning set forth in Section 4.7(a).
“Financing Certificate” shall have the meaning set forth in Section 3.5(a).
“FinCEN” shall have the meaning set forth in Section 4.24.
“Founders” shall mean the persons set forth in Section 1.1(b) of the Company Disclosure Letter.
“Founder Directors” shall mean the persons set forth in Section 1.1(b) of the Company Disclosure Letter (in their capacities as directors of the Company).
“Fully-Diluted Company Share Amount” shall mean the total number of issued and outstanding Company Ordinary Shares plus the total number of Company Ordinary Shares underlying any Company Options, Company warrants or other equity awards of the Company, in each case determined as of immediately following the Conversion but immediately prior to the consummation of the Stock Split. Fully-Diluted Company Share Amount does not include any Company Ordinary Shares issuable (i) as Merger Consideration or (ii) in the PIPE Investment.
“Fundamental Representations” shall mean: (a) in the case of the Company and Merger Sub, the representations and warranties contained in Section 4.1 (Organization and Qualification) (other than the second sentence thereof); Section 4.3 (Capitalization) (other than Section 4.3(b) and Section 4.3(d)); Section 4.4 (Authority Relative to this Agreement); Section 4.5(a)(i) (No Conflicts); Section 4.27 (Brokers); and Section 4.28 (Board Approval; Shareholder Vote) and (b) in the case of SPAC, the representations and warranties contained in Section 5.1 (Organization and Qualification); Section 5.2 (Capitalization); Section 5.3 (Authority Relative to this Agreement); Section 5.4(a)(i) (No Conflict); Section 5.9 (Business Activities); Section 5.12 (Trust Account); Section 5.20 (Board Approval; Shareholder Vote); and Section 5.22 (Brokers).

“Governing Documents” shall mean the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs including, as applicable, a memorandum and articles of association, certificates of incorporation or formation, bylaws, limited partnership agreements and limited liability company operating agreements.
“Governmental Entity” shall mean, with respect to the United States, Israel, Cayman Islands or any other foreign or supranational body: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality or tribunal, or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.
“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries.
“Group Company Software” shall mean all proprietary Software owned by any of the Group Companies.
“Hazardous Substances” shall mean any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any other substance, waste or material regulated as a pollutant or otherwise as “hazardous” under any applicable Legal Requirements pertaining to the environment.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“IIA” shall have the meaning set forth in Section 4.16.
“Inbound License” shall have the meaning set forth in Section 4.19(a)(ix).
“Incentive Equity Plan” shall have the meaning set forth in Section 7.17.
“Incidental Inbound Licenses” shall mean any (a) non-disclosure/confidentiality agreement (or other Contract that includes confidentiality provisions) entered into in the ordinary course of business that provides any of the Group Companies a limited, non-exclusive right to access or use Trade Secrets; (b) Contract that authorizes any of the Group Companies to identify another Person as a customer, vendor, supplier or partner of such Group Company; (c) non-exclusive license for Software that is in the nature of a “shrink-wrap” or “click-wrap” license agreement for off-the-shelf Software that is generally commercially available and involving one (1) time or annual consideration in an amount less than $5,000,000; and (d) license to Open Source Software.
“Insurance Policies” shall have the meaning set forth in Section 4.20.
“Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property throughout the world including: (a) all patents and patent applications, provisional patent applications and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all copyrights and copyrightable subject matter, whether registered or unregistered, (collectively, “Copyrights”); (c) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing (collectively, “Trademarks”); (d) all Internet domain names and social media accounts; (e) trade secrets, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) all moral rights of authors and inventors, however denominated, rights of publicity, and database rights; and (g) all applications and registrations, and any renewals, extensions and reversions, of the foregoing.
“Intended Tax Treatment” shall have the meaning set forth in Recitals hereto.
“Intentional Fraud” shall mean, with respect to a Party, actual and intentional common law fraud under Delaware Law with respect to the representations or warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement.
“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Israeli Banking Law” means the Israeli Banking (Licensing) Law, 5741-1981 and all the regulations, rules and orders promulgated thereunder, as amended.
“Israeli Companies Law” means the Israeli Companies Law, 5759-1999 and all the regulations, rules and orders promulgated thereunder, as amended. “Israeli Funds Law” means the Israeli Joint Investments in Trust Law, 5754-1994 and all the regulations, rules and orders promulgated thereunder, as amended.
“Israeli Investment Advice Law” means the Israeli Regulation of Investment Advice, Investment Marketing and Portfolio Management Law, 5755-1995 and all the regulations, rules and orders promulgated thereunder, as amended.
“Israeli Regulated Financial Services Law” means the Israeli Supervision of Financial Services (Regulated Financial Services) Law, 5776-2016 and all the regulations, rules and orders promulgated thereunder, as amended.
“Israeli Securities Law” means the Israeli Securities Law, 5728-1968 and all the regulations, rules and orders promulgated thereunder, as amended.
“IT Assets” means hardware, software, systems, networks, websites, code, applications, databases and other information technology assets or equipment.
“ITA” shall mean the Israel Tax Authority.
“ITO” means the Israeli Income Tax Ordinance [New Version] 1961, and all the regulations, rules and orders promulgated thereunder, as amended.
“Knowledge” shall mean the actual knowledge, following reasonable inquiry, as to a specified fact or event of: (a) with respect to the Company and Merger Sub, the individuals listed on Section 1.1(c) of the Company Disclosure Letter; and (b) with respect to SPAC, the individuals listed on Section 1.1(a) of the SPAC Disclosure Letter.
“Legal Proceeding” shall mean any Action, charge, litigation, hearing or other similar legal proceeding by or before a Governmental Entity or arbitral or mediation body.
“Legal Requirements” shall mean any supranational, federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or official guidance issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
“Licensed Intellectual Property” shall mean all Intellectual Property that any third-party Person owns and that any Group Company uses or has the right to use pursuant to a written license or sublicense.
“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, license, grant, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).
“Material Permits” shall have the meaning set forth in Section 4.6.
“Merger” shall have the meaning set forth in the Recitals hereto.
“Merger Approval” shall have the meaning set forth in Section 1.1.
“Merger Consideration” shall have the meaning set forth in Section 3.2(c)(ii).
“Merger Consideration Tax Ruling” shall mean a Tax ruling from the ITA, (a) that will provide that (i) SPAC Parties are not subject to Israeli tax with respect to any portion of the Trust Account, the Merger Consideration or the Company Warrants payable or otherwise deliverable pursuant to this Agreement, by virtue of Section 104H of the Ordinance, and (ii) the Company, Merger Sub and their respective agents are not required to withhold any Israeli Tax with respect to any portion of the Trust Account, the Merger Consideration or the Company Warrants payable or otherwise deliverable to any SPAC Party, or (b) instructing the SPAC, the Company, Merger Sub and their respective agents on how such withholding is to be executed.

“Merger Sub” shall have the meaning set forth in the preamble hereto.
“NASDAQ” shall have the meaning set forth in Section 5.11.
“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Open Source Software” shall mean any Software that is (a) defined as “free software” (as defined by the Free Software Foundation), (b) defined as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), or (c) governed by a license that requires disclosure of source code or requires derivative works based on such Software to be made publicly available under the same license if such Software is made available or distributed to others.
“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity or arbitral or mediation body, that possesses competent jurisdiction.
“Outside Date” shall have the meaning set forth in Section 9.1(b).
“Outstanding Company Equity Securities” shall mean (a) the Company Ordinary Shares outstanding immediately prior to the Effective Time (after giving effect to the Conversion) and (b) the Company Ordinary Shares that, immediately prior to the Effective Time, are issuable upon exercise or vesting in full of the Vested Company Options.
“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by any of the Group Companies.
“Parties” shall have the meaning set forth in the preamble hereto.
“Party” shall have the meaning set forth in the preamble hereto.
“Payee” shall have the meaning set forth in Section 3.6(b)(i).
“PCAOB” shall mean the Public Company Accounting Oversight Board.
“PCAOB Deadline” shall have the meaning set forth in Section 7.18.
“PCAOB Financials” shall have the meaning set forth in Section 7.18.
“Per Share Company Value” shall mean the quotient obtained by dividing (a) the Company Value by (b) the Fully-Diluted Company Share Amount.
“Per Share Merger Consideration” shall have the meaning set forth in Section 3.2(c)(i).
“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Entity.
“Permitted Lien” shall mean (a) Liens for Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and that are sufficiently reserved for on the financial statements in accordance with U.S. GAAP, (b) statutory and contractual Liens of landlords with respect to leased real property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen and the like incurred in the ordinary course and: (i) not yet delinquent, or (ii) that are being contested in good faith through appropriate proceedings, (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, to the extent they do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies, (e) Liens securing any indebtedness of any of the Group Companies, (f) in the case of Intellectual Property, non-exclusive licenses entered into in the ordinary course, (g) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of any of the Group Companies, and (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use and value of the assets of the Group Companies and the rights under the Company Real Property Leases, taken as a whole and do not result in a material liability to the Group Companies.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
“Personal Information” shall mean, in addition to any definition for such term or for any similar term (e.g., “personally identifiable information” or “personal data”) provided by applicable Legal Requirement, or by the Group Companies in any of its privacy policies, notices or Contracts, all information that identifies or could be used to identify an individual person.
“PIPE Investment” shall have the meaning set forth in the Recitals hereto.
“PIPE Investors” shall have the meaning set forth in the Recitals hereto.
“Plan of Merger” shall have the meaning set forth in Section 2.5(a).
“Preferred Majority” shall have the meaning attributed to such term in the Current Company Articles.
“Privacy Laws” shall mean any and all applicable Legal Requirements relating to the receipt, collection, use, storage, processing, security (both technical and physical), destruction, disclosure or transfer (including cross-border) of Personal Information, including the General Data Protection Regulation, Regulation 2016/679/EU (GDPR) and any and all applicable Legal Requirements relating to breach notification in connection with Personal Information.
“Private Placement Warrants” shall have the meaning set forth in Section 5.2(a).
“Proxy Statement/Prospectus” shall have the meaning set forth in Section 7.1(a).
“Proxy Statement/Prospectus Clearance Date” shall mean the date on which the Registration Statement is declared effective by the SEC under the Securities Act.
“Public Warrants” shall have the meaning set forth in Section 5.2(a).
“Reclassification” shall have the meaning set forth in the Recitals hereto.
“Reference Date” shall mean January 1, 2019.
“Registration Rights Agreement” shall have the meaning set forth in the Recitals hereto.
“Registration Statement” shall have the meaning set forth in Section 7.1(a).
“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.
“Representatives” shall mean, with respect to any Person, such Person’s employees, agents, officers, directors, managers, representatives and advisors.
“Required Regulatory Approvals” shall have the meaning set forth in Section 7.4(a).
“Required Regulatory Filings” shall have the meaning set forth in Section 7.4(a).
“Required SPAC Shareholder Approval” shall mean the Business Combination Approval and the Merger Approval.
“Residency Notice” shall have the meaning set forth in Section 3.3(c).
“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” shall mean (i) any Person listed in any Sanctions-related list maintained by U.S., E.U., U.N., or U.K. economic sanctions measures, including those maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or any European Union member state or the Israeli Ministries of Defense, Finance or Foreign Affairs; (ii) any

Person located, organized, or resident in, or a Governmental Entity of, a Sanctioned Country; or (iii) any Person fifty percent (50%) or more owned or controlled, directly or indirectly, by, or acting on behalf of any such Person or Persons described in the foregoing clauses (i) and (ii).
“Sanctions” shall mean economic or financial sanctions or trade embargoes or asset freezes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state or Her Majesty’s Treasury of the United Kingdom or by the Israeli government through the Israeli Ministries of Defense, Finance or Foreign Affairs and in accordance with Israeli laws including the Trading with the Enemy Ordinance, 1939, the Combating Terror Law, 5766-2016, and any other relevant Israeli sanctions law and specialized lists.
“Sarbanes-Oxley Act” shall have the meaning set forth in Section 5.6(a).
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Section 14 Arrangement” shall have the meaning set forth in Section 4.12(i).
“Securities Act” shall mean the U.S. Securities Act of 1933.
“Senior Management Team” shall mean the Persons holding the Company positions of Chief Executive Officer, Chief Revenue Officer, Chief Technology Officer, Chief Financial Officer, Chief Operating Officer, Chief People Officer, General Counsel as well as the other members of the existing senior management team of the Company prior to the Effective Time set forth on Section 7.12(e) of the Company Disclosure Letter.
“Shareholder Resolution” shall have the meaning attributed to such term in the Current Company Articles.
“Significant Company Subsidiary” shall mean each Company Subsidiary other than those that would not constitute a “significant subsidiary” as such term is defined in Rule 1-02(w) of Regulation S-X under the Securities Act.
“Signing Form 8-K” shall have the meaning set forth in Section 7.5(a).
“Software” shall mean any and all computer programs (whether in source code, object code, human readable form or other form), algorithms, user interfaces, firmware and development tools, and all documentation, including user manuals and training materials, related to any of the foregoing.
“SPAC” shall have the meaning set forth in the preamble hereto.
“SPAC Board” shall have the meaning set forth in the Recitals hereto.
“SPAC Cash” shall mean an amount equal to the aggregate amount of cash contained in the Trust Account immediately prior to the Closing less the Aggregate SPAC Shareholder Redemption Payments Amount.
“SPAC Class A Shares” shall have the meaning set forth in Section 5.2(a).
“SPAC Class B Shares” shall have the meaning set forth in Section 5.2(a).
“SPAC Counsel” shall have the meaning set forth in Section 11.15.
“SPAC Counsel Privileged Communications” shall have the meaning set forth in Section 11.15.
“SPAC Counsel Waiving Parties” shall have the meaning set forth in Section 11.15.
“SPAC Counsel WP Group” shall have the meaning set forth in Section 11.15.
“SPAC D&O Indemnified Party” shall have the meaning set forth in Section 7.12(a).
“SPAC D&O Tail Policy” shall have the meaning set forth in Section 7.12(b).
“SPAC Disclosure Letter” shall have the meaning set forth in the preamble to Article V.
“SPAC Material Adverse Effect” shall mean any Effect that, (a) individually or in the aggregate with other Effects, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the SPAC or (b) would, or would reasonably be expected to, prevent the SPAC from consummating the Transactions before the Outside Date; provided, however, that solely for purposes of clause (a), in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a SPAC Material Adverse Effect has occurred or would reasonably be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, hostilities, cyberattacks or terrorism, or any escalation or worsening of the foregoing, or changes in national, regional, state or local political or social conditions in countries in which, or in the proximate geographic region of which, the SPAC operates; (ii) earthquakes, hurricanes, tornados, wild fires, or other natural disasters; (iii) epidemics, pandemics, including COVID-19 or any COVID-19 Measures, or other public health emergencies; (iv) changes directly attributable to the execution of this Agreement, the public announcement of the Transactions, the performance of this Agreement or the pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees, investors, licensors, licensees or other third-parties related thereto) (provided, that this clause (iv) shall not apply to any representation or warranty to the extent such representation or warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the transactions contemplated by this Agreement); (v) changes in applicable Legal Requirements, changes of official guidance or official positions of general applicability, or changes in enforcement policies or official interpretations thereof or decisions of general applicability, by any Governmental Entity after the date of this Agreement; (vi) changes in U.S. GAAP (or any official interpretation thereof) after the date of this Agreement; (vii) general economic, regulatory, business or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (viii) events, changes or conditions generally affecting participants in the industries and markets in which the SPAC operates; (ix) any failure of SPAC to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that any Effect underlying such failure (except to the extent otherwise excluded by other clauses in this definition) shall be taken into account in determining whether a SPAC Material Adverse Effect has occurred or would reasonably be expected to occur); and (x) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement, (B) taken with the prior written consent of the Company or (C) taken by, or at the written request of, the Company; provided, further, that, in the case of clauses (i), (iii), (v), (vi), (vii) and (viii), such Effects shall be taken into account to the extent (but only to the extent) that such Effects have had or are reasonably likely to have a disproportionate impact on the SPAC as compared to other participants in the industries or markets in which the SPAC operates.
“SPAC Material Contracts” shall have the meaning set forth in Section 5.10(a).
“SPAC Memorandum and Articles of Association” shall mean the Amended and Restated Memorandum and Articles of Association of SPAC, as amended, restated, modified or supplemented from time to time.
“SPAC Party(ies)” means the SPAC Sponsor, any SPAC Shareholder, any holder of SPAC Warrants and any assignee, transferee or successor thereof and any other Person that has acquired Company Shares or Company Warrants from any of the foregoing.
“SPAC Pre-Closing Notice of Disagreement” shall have the meaning set forth in Section 3.5(b).
“SPAC Preferred Shares” shall have the meaning set forth in Section 5.2(a).
“SPAC Public Units” shall mean equity securities of SPAC each consisting of one (1) SPAC Class A Share and one-third (1/3) of one (1) Public Warrant.
“SPAC Recommendation” shall have the meaning set forth the Recitals hereto.
“SPAC Record Date” shall have the meaning set forth in Section 7.2(a).
“SPAC SEC Reports” shall have the meaning set forth in Section 5.6(a).
“SPAC Shareholder Approval” shall mean (a) with respect to the approval and adoption of this Agreement and the transactions contemplated hereby, an ordinary resolution requiring the affirmative vote of a majority of the votes cast by holders of outstanding SPAC Shares present in person or by proxy at the SPAC Special Meeting and entitled to vote on the matter (the “Business Combination Approval”), (b) with respect to the approval and authorization of the Merger, a special resolution requiring the affirmative vote of at least two-thirds (2/3) of the votes cast by holders of outstanding SPAC Shares present in person or by proxy at the SPAC Special Meeting and entitled to vote on the matter (the “Merger Approval”), (c) with respect to the adjournment of the SPAC Special Meeting, if necessary, an ordinary resolution requiring the affirmative vote of a majority of the votes cast by holders of outstanding SPAC Shares present in person or by proxy at the SPAC Special Meeting and entitled to vote on the matter and (d) with respect to any other matters required by Legal Requirements, the affirmative vote or written consent of shareholders required by applicable Legal Requirements.
“SPAC Shareholder Matters” shall mean the (a) approval and adoption of this Agreement and the transactions contemplated hereby, (b) the approval of and authorization of the Merger, (c) if required, approval of the adjournment of the SPAC Special Meeting and (d) any other matters required to be approved by shareholders by Legal Requirements.
“SPAC Shareholder Redemption” shall have the meaning set forth in Section 7.1(a).
“SPAC Shareholders” shall have the meaning set forth in the Recitals hereto.
“SPAC Shares” shall have the meaning set forth in Section 5.2(a).
“SPAC Special Meeting” shall have the meaning set forth in Section 7.2(b).
“SPAC Sponsor” shall mean Wilson Boulevard LLC, a Delaware limited liability company.
“SPAC Surrender Documents” shall have the meaning set forth in Section 3.3(c).
“SPAC Transaction Costs” shall mean (a) all fees, costs and expenses incurred by SPAC prior to the Closing and payable after June 30, 2021 in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, (b) all fees, costs and expenses incurred by SPAC prior to the Closing and payable after June 30, 2021 in connection with the initial public offering of any SPAC Public Units or SPAC Shares, including any such amounts which are triggered by or become payable as a result of the Closing and (c) all costs, fees and expenses related to the SPAC D&O Tail Policy; provided, however, that the following fees, costs or expenses shall not constitute “SPAC Transaction Costs”: (i) any amounts incurred at the request or direction of another Party; and (ii) any amounts incurred in connection with any actual or threatened Legal Proceeding.
“SPAC Voting Agreement” shall have the meaning set forth in the Recitals hereto.
“SPAC Warrants” shall have the meaning set forth in Section 5.2(a).
“SPAC Working Capital Notes” shall mean any promissory notes that are issued by SPAC to the SPAC Sponsor to the extent permitted by this Agreement to meet the working capital needs of SPAC.
“Specified Filings” shall have the meaning set forth in Section 7.4(b).
“Specified Tax Approvals” shall have the meaning set forth in Section 7.4(b).
“Split Effective Time” shall have the meaning set forth in Section 2.1(a)(iii).
“Split Factor” shall mean the quotient obtained by dividing (a) the Per Share Company Value by (b) $10.00.
“Sponsor Director” shall have the meaning set forth in Section 7.16.
“Stock Split” shall have the meaning set forth in Section 2.1(a)(ii).
“Subscription Agreements” shall have the meaning set forth in the Recitals hereto.
“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total equity securities is at the time owned or controlled, directly or indirectly, by that Person or one (1) or more of the other Subsidiaries of that Person or a combination thereof; and (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one (1) or more Subsidiaries of that Person or a combination thereof.
“Surviving Company” shall have the meaning set forth in Section 2.2.
“Tax” or “Taxes” shall mean: (a) any and all U.S. federal, state, local and non-U.S. taxes, including gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges, in each case, imposed by a Governmental Entity (whether disputed or not), together with all interest, penalties, linkage differentials and additions imposed by a Governmental Entity with respect to any such amounts and (b) any liability in respect of any items described in clause (a) payable by reason of Contract, transferee liability, operation of law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law).
“Tax Return” shall mean any income and other material return, declaration, report, form, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.
“Transaction Agreements” shall mean this Agreement, the Registration Rights Agreement, the EJF Subscription Agreement, the Voting Agreements, the Confidentiality Agreement, the Company A&R Articles and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.
“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Capital Restructuring, PIPE Investment and the Merger.
“Transfer Taxes” shall have the meaning set forth in Section 7.13(a).
“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.
“Trust Account” shall have the meaning set forth in Section 5.12(a).
“Trust Agreement” shall have the meaning set forth in Section 5.12(a).
“Trust Termination Letter” shall have the meaning set forth in Section 7.11.
“Unaudited Financial Statements” shall have the meaning set forth in Section 4.7(a).
“Unit Separation” shall have the meaning set forth in Section 3.2(a).
“Unvested Company Option” shall mean any unvested Company Options.
“U.S. GAAP” shall mean the United States generally accepted accounting principles.
“Valid Certificate” shall mean a valid certificate or ruling issued by the ITA in form and substance reasonably acceptable to the Company and the relevant payor, (a) exempting such payor from the duty to withhold Israeli Taxes with respect to the applicable payment, (b) determining the applicable rate of Israeli Taxes to be withheld from the applicable payment or (c) providing any other instructions regarding the payment or withholding with respect to the applicable payment. To the extent it provides instructions with respect to the matters listed in clauses (a), (b) or (c) above, the Merger Consideration Tax Ruling shall be considered a Valid Certificate.
“Vested Company Option” shall mean any vested Company Options immediately prior to the Effective Time, including any Company Options which are intended to accelerate and become vested upon Closing.
“Voting Agreements” shall mean the SPAC Voting Agreement and the Company Voting Agreements.
“Warehouse Debt” shall have the meaning set forth in Section 6.1(b)(iv).
“WARN Act” shall have the meaning set forth in Section 4.12(g).
“Warrant Agreement” shall mean that certain Warrant Agreement, dated February 24, 2021, between SPAC and Continental Trust.
“Withholding Drop Date” shall have the meaning set forth in Section 3.6(b)(i).

ARTICLE II

PRE-CLOSING TRANSACTIONS AND MERGER
2.1. Pre-Closing Transactions.
(a) Conversion and Stock Split.
(i) Company Preferred Share Conversion. On the Closing Date, immediately prior to the Stock Split and the Effective Time, the Conversion shall occur.
(ii) Stock Split. Immediately following the Conversion but prior to the consummation of the PIPE Investment, each Company Ordinary Share (and for the avoidance of doubt, any warrant, right or other security convertible into or exchangeable or exercisable therefor) that is issued and outstanding immediately prior to the Effective Time shall be converted (or made exchangeable or exercisable) into a number of Company Ordinary Shares determined by multiplying each such Company Ordinary Share by the Split Factor (with the Founders receiving Class B Company Ordinary Shares and the other Company Shareholders receiving Class A Company Ordinary Shares) (together with the treatment of Company Options set forth in Section 2.1(a)(iii), the “Stock Split”); provided, that no fraction of a Company Ordinary Share will be issued by virtue of the Stock Split, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded to the nearest whole Company Ordinary Share.
(iii) Company Options. Each Company Option outstanding as of the effective time of the Stock Split (the “Split Effective Time”) will, automatically and without any action on the part of any holder of such Company Option or beneficiary thereof, continue to be an option to purchase Company Ordinary Shares (each a “Continuing Option”) subject to substantially the same terms and conditions as were applicable to such Company Option immediately before the Split Effective Time (including expiration date and exercise provisions), except that: (A) each Continuing Option shall be exercisable for that number of Company Ordinary Shares equal to the product (rounded down to the nearest whole Company Ordinary Share) of (1) the number of Company Shares subject to the Company Option immediately before the Split Effective Time multiplied by (2) the Split Factor; and (B) the per share exercise price for each Company Ordinary Share issuable upon exercise of the Continuing Option shall be equal to the quotient obtained by dividing (1) the exercise price per Company Share of such Company Option immediately before the Split Effective Time by (2) the Split Factor; provided, however, that the exercise price and the number of Company Ordinary Shares purchasable under each Continuing Option shall, to the extent applicable, be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of Company Ordinary Shares purchasable under such Continuing Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code; and provided, further, that in the case of any Company Option to which Section 102 of the ITO applies, that the exercise price and the number of Company Ordinary Shares purchasable under each Continuing Option shall be determined in a manner consistent with the Incentive Equity Plan and in compliance with the requirements of the ITA.
(iv) Company Books. Following the completion of the Capital Restructuring, the Company shall promptly update its books and records to account for any Class A Company Ordinary Shares and Class B Company Ordinary Shares issued pursuant to the Capital Restructuring and the Class A Company Ordinary Shares issuable upon exercise of any Company Options.
(b) PIPE Investment. Subject to the terms of their respective Subscription Agreements, (a) the EJF Investor and the PIPE Investors will be obligated to fund their commitments on or prior to the Closing Date, and (b) immediately prior to the Effective Time, but after giving effect to the Capital Restructuring, the EJF Investor and such PIPE Investors will be obligated to purchase from the Company newly issued Company Ordinary Shares.

2.2. Merger. At the Effective Time, Merger Sub will be merged with and into SPAC upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Companies Law, whereupon the separate corporate existence of Merger Sub will cease and SPAC will continue its existence under the Cayman Companies Law as the surviving company (the “Surviving Company”). As a result of the Merger, the Surviving Company will become a wholly-owned subsidiary of the Company.
2.3. Closing. Unless this Agreement has been terminated and the Transactions have been abandoned pursuant to Article IX of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement, the consummation of the Merger (the “Closing”) will occur by electronic exchange of documents contemplated by this Agreement to be executed and delivered at the Closing at (a) a time and date to be specified in writing by the Parties, which will be no later than two (2) Business Days after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such condition) or (b) such other time, date and place as SPAC and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.”
2.4. Closing Deliverables.
(a) At the Closing, SPAC shall:
(i) make any payments required to be made by SPAC or on SPAC’s behalf in connection with any SPAC Shareholder Redemptions pursuant to Section 7.11;
(ii) pay, or cause to be paid, all SPAC Transaction Costs to the applicable payees, to the extent not paid prior to the Closing; and
(iii) deliver to the Company an executed resignation from each director and officer of SPAC other than as set forth on Section 2.4(a)(iii) of the SPAC Disclosure Letter.
(b) At the Closing, the Company shall deliver to SPAC:
(i) a copy of the Company A&R Articles in the form to be filed after the Closing with the Registrar of Companies of the State of Israel;
(ii) the Registration Rights Agreement, duly executed by the Company; and
(iii)  the Amended and Restated Warrant Agreement, duly executed by the Company.
2.5. Plan of Merger; Effective Time.
(a) Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the Parties will cause the Merger to be consummated, and SPAC and Merger Sub shall execute a plan of merger the (“Plan of Merger”) substantially in the form attached as Exhibit F hereto (with such changes as mutually agreed to by the Parties) and shall file the Plan of Merger and other documents as required to effect the Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Companies Law.
(b) The Merger shall become effective at the time when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time as Merger Sub and SPAC may agree and specify pursuant to the Cayman Companies Law (such time as the Merger becomes effective being the “Effective Time”).
2.6. Effect of Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights and privileges of each of Merger Sub and SPAC shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of each of Merger Sub and SPAC shall become debts, liabilities, obligations and duties of the Surviving Company.
2.7. Memorandum of Association of the Surviving Company. At the Effective Time, the SPAC Memorandum and Articles of Association shall be amended and restated in the form attached hereto as Exhibit G and thereafter shall be the memorandum of association of the Surviving Company until subsequently amended in accordance with applicable Legal Requirements.

2.8. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements and the Governing Documents of the Surviving Company, the directors and officers of the Surviving Company shall be the directors and officers of Merger Sub immediately prior to the Effective Time.
2.9. Tax Deferred Reorganization Matters. The Parties intend that, for U.S. federal income tax purposes, the Merger and the Capital Restructuring will qualify for the Intended Tax Treatment. To the extent applicable, the Parties will prepare and file all U.S. income Tax Returns consistently with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Legal Requirements) or a change in applicable Legal Requirements; provided, that (subject to the immediately succeeding proviso) the Parties shall use commercially reasonable efforts exercised in good faith to defend and affirm the Intended Tax Treatment in respect of any challenge by an applicable Governmental Entity; provided further, that nothing in this Section 2.9 shall (1) require or be interpreted to obligate any Party or any of their respective Affiliates or Representatives to litigate or defend against any such challenge in a court of competent jurisdiction or (2) prevent any Party or any of their respective Affiliates or Representatives from, after taking such commercially reasonable efforts as are determined by such Party in good faith to defend and affirm the Intended Tax Treatment, settling such challenge. Each Party agrees to use commercially reasonable efforts to: (x) not knowingly take any actions (other than such actions contemplated by this Agreement or the Transaction Agreements) that would reasonably be expected to cause the Merger or the Capital Restructuring to not qualify for the Intended Tax Treatment; and (y) promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity.
ARTICLE III

EFFECT OF MERGER ON EQUITY SECURITIES
3.1. Conversion of Merger Sub Stock. At the Effective Time, each outstanding ordinary share of Merger Sub shall be converted into one (1) ordinary share of the Surviving Company, which shall constitute the only outstanding ordinary share of the Surviving Company.
3.2. Effect on SPAC Shares and SPAC Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of SPAC or any holders of SPAC Shares:
(a) SPAC Public Units. The SPAC Class A Shares and the Public Warrants comprising each issued and outstanding SPAC Public Unit immediately prior to the Effective Time shall be automatically separated (the “Unit Separation”) and the holder thereof shall be deemed to hold one (1) SPAC Class A Share and one-third (1/3) of one (1) Public Warrant; provided that no fractional Public Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Public Units would be entitled to receive a fractional Public Warrant upon the Unit Separation, then the number of Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of Public Warrants.
(b) Cancellation of Certain SPAC Shares. All SPAC Shares that are owned by SPAC, Merger Sub, the Company or any of their respective Subsidiaries immediately prior to the Effective Time (“Excluded Shares”) shall automatically be canceled, and no Merger Consideration or other consideration shall be delivered or deliverable in exchange therefor.
(c) Treatment of SPAC Shares.
(i) Each SPAC Class B Share issued and outstanding immediately prior to the Effective Time other than Excluded Shares, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive one (1) Class A Company Ordinary Share (the “Per Share Merger Consideration”).
(ii) Each SPAC Class A Share issued and outstanding immediately prior to the Effective Time (after giving effect to any SPAC Shareholder Redemption) other than Excluded Shares, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive the Per Share Merger Consideration. The aggregate number of Class A Company Ordinary Shares into which SPAC Class A Shares and SPAC Class B Shares are converted into pursuant to this Section 3.2(c) is referred to herein as the “Merger Consideration”.
(iii) All of the SPAC Class A Shares and SPAC Class B Shares converted into the right to receive the Merger Consideration shall no longer be outstanding and shall be cancelled and cease to exist, and each holder of any SPAC Class A Shares or SPAC Class B Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable portion of the Merger Consideration into which such SPAC Class A Shares and SPAC Class B Shares shall have been converted.
(d) Treatment of SPAC Warrants. Each Public Warrant and Private Placement Warrant that is outstanding and unexercised immediately prior to the Effective Time shall be converted into and become a warrant to purchase Class A Company Ordinary Shares (“Company Warrants”), and the Company shall assume each such Public Warrant or Private Placement Warrant in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to SPAC Shares under Public Warrants and Private Placement Warrants assumed by the Company shall thereupon be converted into rights with respect to the Company Warrants. Accordingly, from and after the Effective Time: (A) each Company Warrant assumed by the Company may be exercised solely for Class A Company Ordinary Shares; (B) the number of Class A Company Ordinary Shares subject to each Company Warrant assumed by the Company shall be the same number of SPAC Shares that were subject to such Public Warrant or Private Placement Warrant immediately prior to the Effective Time; (C) the exercise price for the Class A Company Ordinary Shares issuable upon exercise of each Company Warrant shall be the same as the applicable exercise price in effect immediately prior to the Effective Time; and (D) any restriction on the exercise of any Public Warrant or Private Placement Warrant assumed by the Company shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Public Warrant or Private Placement Warrant shall otherwise remain unchanged; provided, however, that to the extent provided under the terms of a Public Warrant or a Private Placement Warrant, such Public Warrant or Private Placement Warrant assumed by the Company in accordance with this Section 3.2(d) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Class A Company Ordinary Shares subsequent to the Effective Time.
3.3. Exchange Procedures.
(a) Prior to the Effective Time, the Company shall engage, as an exchange agent, a Person selected by the Company and reasonably acceptable to SPAC (provided, that Continental Trust shall be deemed to be reasonably acceptable to SPAC) (the “Exchange Agent”) and enter into an exchange agent agreement reasonably acceptable to the Company and SPAC with the Exchange Agent for the purpose of (i) exchanging each SPAC Share that is issued and outstanding immediately prior to the Effective Time (after giving effect to any SPAC Shareholder Redemption and excluding the Excluded Shares) for the Per Share Merger Consideration issuable in respect of such SPAC Shares pursuant to Section 3.2(c)(ii) (subject to any required Tax withholding as provided under Section 3.6) and on the terms and subject to the other conditions set forth in this Agreement and (ii) exchanging each Public Warrant and Private Placement Warrant that is issued and outstanding immediately prior to the Effective Time for the Company Warrants issuable in respect of such Public Warrants or Private Placement Warrant pursuant to Section 3.2(d)(i) and on the terms and subject to the other conditions set forth in this Agreement.
(b) At the Effective Time, the Company shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of SPAC Shares that are entitled to receive any portion of the Merger Consideration or Company Warrants in accordance with the terms of this Agreement and for exchange through the Exchange Agent, (i) evidence of Class A Company Ordinary Shares in book-entry form representing the Per Share Merger Consideration issuable pursuant to Section 3.2(c)(ii) in exchange for the applicable SPAC Shares and (ii) evidence of Company Warrants in book-entry form representing the Company Warrants issuable pursuant to Section 3.2(d)(i) in exchange for the applicable SPAC Warrants, in each case after giving effect to any required Tax withholding as provided under Section 3.6.

(c) If the Exchange Agent requires that, as a condition to receive the Merger Consideration, any holder of SPAC Shares (other than any Excluded Shares) deliver a letter of transmittal to the Exchange Agent, then (i) as promptly as practicable after the Effective Time (or prior thereto if, and to the extent, reasonably practicable and reasonably agreed between the Company and SPAC, such agreement not to be unreasonably withheld), the Company shall direct the Exchange Agent to mail to such holder of SPAC Shares that are issued and outstanding immediately prior to the Effective Time (after giving effect to any SPAC Shareholder Redemption and excluding the Excluded Shares) and that have been converted at the Effective Time into the right to receive the applicable portion of the Merger Consideration pursuant to Section 3.2(c)(ii) a letter of transmittal (which, unless the Merger Consideration Tax Ruling is obtained prior to Closing, shall require each holder of SPAC Shares to indicate whether it is an Israeli Tax resident and whether such holder holds five percent (5%) or more of the outstanding SPAC Shares (a “5% Holder”), in the form attached hereto as Exhibit H (a “Residency Notice”) and shall specify that delivery of the Merger Consideration for such SPAC Shares shall be effected only upon proper delivery of (A) a duly completed letter of transmittal, and (B) such other applicable surrender documentation referenced in such letter of transmittal as reasonably required by the Exchange Agent ((A)-(B)), the “SPAC Surrender Documents”) to the Exchange Agent (and which SPAC Surrender Documents shall be in a form reasonably acceptable to the Company) and instructions for use in effecting the surrender of the SPAC Shares in exchange for the applicable portion of the Merger Consideration set forth in Section 3.2(c)(ii), and (ii) from and after the Effective Time, such holder of any SPAC Shares that have been converted into the right to receive a portion of the Merger Consideration shall be entitled to receive such portion of the Merger Consideration only upon delivery to the Exchange Agent of all properly completed SPAC Surrender Documents, duly executed by such holder, at which point such holder shall be entitled to receive the applicable portion of the Merger Consideration in book-entry form or, at the Company’s option, certificates representing such portion of the Merger Consideration. In the event the Merger Consideration Tax Ruling is not obtained prior to Closing, the Company and SPAC will work together reasonably and in good faith to cause any such Residency Notices, if any, to be delivered by the Exchange Agent (or another Person on its behalf) to each holder of SPAC Shares and SPAC Warrants as promptly as possible after the Effective Time (or after the effectiveness of the Proxy Statement/Prospectus and prior to the Effective Time if, and to the extent, reasonably practicable). In the event the Merger Consideration Tax Ruling is not obtained prior to Closing, the Parties may by mutual agreement vary or waive any or all requirements described above which are applicable to such circumstances.
(d) If the Per Share Merger Consideration is to be issued to a Person other than the SPAC Shareholder in whose name the transferred SPAC Share is registered, it shall be a condition to the issuance of the Per Share Merger Consideration to such Person that the Person requesting such consideration pay to the Exchange Agent any Transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such SPAC Share or establish to the satisfaction of the Exchange Agent that such Transfer Taxes have been paid or are not payable.
(e) If the Company Warrants to be issued to a Person other than the SPAC Shareholder in whose name the transferred SPAC Warrant is registered, it shall be a condition to the issuance of the Company Warrants to such Person that the Person requesting such consideration pay to the Exchange Agent any Transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such SPAC Warrant or establish to the satisfaction of the Exchange Agent that such Transfer Taxes have been paid or are not payable.
(f) No interest will be paid or accrued on the Merger Consideration or the Company Warrants to be issued pursuant to this Agreement (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.3, each SPAC Share that has been converted into the right to receive a portion of the Merger Consideration shall solely represent the right to receive the Per Share Merger Consideration, and each SPAC Warrant that has been converted into the right to receive a Company Warrant shall solely represent the right to receive the applicable Company Warrant.
(g) At the Effective Time, the register of members of SPAC shall be closed and there shall be no transfers of SPAC Shares or SPAC Warrants that were outstanding immediately prior to the Effective Time.

(h) Any portion of the Merger Consideration that remains unclaimed by the applicable SPAC Shareholders twelve (12) months following the Closing Date shall be delivered to the Company or as otherwise instructed by the Company, and any SPAC Shareholder who has not exchanged his, her or its SPAC Shares or SPAC Warrants, as applicable, for the Per Share Merger Consideration or the Company Warrants, as applicable, in accordance with this Section 3.3 prior to that time shall thereafter look only to the Company for the issuance of the Per Share Merger Consideration or the Company Warrants, as applicable, without any interest thereon. None of the Company, the Surviving Company, the Exchange Agent or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar law. Any portion of the Merger Consideration remaining unclaimed by the applicable SPAC Shareholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Legal Requirement, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.
(i) All Class A Company Ordinary Shares or Company Warrants delivered upon the exchange of SPAC Shares and SPAC Warrants, as applicable, in accordance with the terms of this Article III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Shares or SPAC Warrants, as applicable. From and after the Effective Time, holders of SPAC Shares and SPAC Warrants shall cease to have any rights as SPAC Shareholder, except as provided in this Agreement or by applicable Legal Requirements.
3.4. Certain Adjustments.
(a) The number of Company Ordinary Shares that each Person is entitled to receive as a result of the Merger shall be equitably adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Company Ordinary Shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Ordinary Shares occurring on or after the date hereof and prior to the Closing, in each case, other than the Capital Restructuring.
(b) The number of Company Ordinary Shares that each Person is entitled to receive as a result of the Stock Split, as well as the number of Company Ordinary Shares underlying any Vested Company Option and the number of Company Ordinary Shares underlying any Unvested Company Option, shall be equitably adjusted to reflect appropriately the effect of any share subdivision, consolidation, capitalization or distribution (including any dividend or distribution of securities convertible into SPAC Shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Shares occurring on or after the date hereof and prior to the Closing.
3.5. Financing Certificate and Closing Calculations.
(a) Not later than four (4) Business Days prior to the Closing Date, SPAC shall deliver to the Company written notice (the “Financing Certificate”) setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of any SPAC Shareholder Redemptions; (ii) SPAC’s good faith estimate of the amount of SPAC Cash and SPAC Transaction Costs as of the Closing; and (iii) the number of SPAC Class A Shares to be outstanding as of the Closing after giving effect to any SPAC Shareholder Redemptions. If the Company in good faith disagrees with any portion of the Financing Certificate, then the Company may deliver a notice of such disagreement to SPAC until and including the second (2nd) Business Day prior to the Closing Date (the “Company Pre-Closing Notice of Disagreement”).
(b) Not later than four (4) Business Days prior to the Closing Date, the Company shall provide to SPAC a written notice setting forth: (i) the Company’s good faith estimate of the amount of the Company Transaction Costs and (ii) the number of Class A Company Ordinary Shares and Class B Company Ordinary Shares that will be issued and outstanding on a fully-diluted basis immediately following the Reclassification and the Stock Split (such written notice of (i) and (ii), together, the “Company Closing

Statement”). If SPAC in good faith disagrees with any portion of the Company Closing Statement, then SPAC may deliver a notice of such disagreement to the Company until and including the second (2nd) Business Day prior to the Closing Date (the “SPAC Pre-Closing Notice of Disagreement”).
(c) The Company and SPAC shall seek in good faith to resolve any differences they have with respect to the matters specified in the Company Pre-Closing Notice of Disagreement or SPAC Pre-Closing Notice of Disagreement, as applicable.
3.6. Withholding Taxes.
(a) Notwithstanding anything in this Agreement to the contrary, SPAC, the Company, Merger Sub, their respective Affiliates and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Legal Requirements. Each Party shall expend commercially reasonable efforts to (a) avail itself of any available exemptions from, or any refunds, credits or other recovery of, any such Tax deductions and withholdings and shall cooperate with the other Parties in providing any information and documentation (including an Internal Revenue Service Form W-9 or other applicable form) that may be necessary to obtain such exemptions, refunds, credits or other recovery and (b) eliminate or minimize the amount of any such Tax deductions and withholdings. To the extent that amounts are so deducted and withheld and remitted to the applicable Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The payor shall provide to such Person evidence that such amounts have been paid to the applicable Tax authority or other Governmental Entity.
(b) Notwithstanding anything to the contrary in this Agreement, SPAC, the Company and Merger Sub shall, and shall cause their respective controlled Affiliates and direct their respective other Affiliates to, act in accordance with the provisions of any Tax ruling obtained from the ITA, including any Merger Consideration Tax Ruling. If, as of the Closing, the Merger Consideration Tax Ruling has not been obtained (and if the Merger Consideration Tax Ruling is obtained as of the Closing, then with respect to any holder of SPAC Shares or SPAC Warrants that is not exempt from withholding pursuant to the Merger Consideration Tax Ruling), then:
(i) the Merger Consideration payable to any holder of SPAC Shares or SPAC Warrants (each, a “Payee”) shall be retained by the Exchange Agent for the benefit of such Payee until the first to occur of (x) (A) the date on which such Payee delivers to the Exchange Agent a valid notice indicating that it is not an Israeli Tax resident and that it is not 5% Holder, or, (B) if such Payee fails to deliver a notice described in the preceding clause (A), the date of delivery of a Valid Certificate (and if a Payee has delivered such documentation prior to the Effective Time, then delivery of such documentation shall be deemed to have been made as of the Effective Time), and (y) the date that is 180 days from the Closing Date (the “Withholding Drop Date”),
(ii)  if any Payee that confirmed that it is an Israeli Tax resident or a 5% Holder in the applicable documentation delivered to the Exchange Agent pursuant to Section 3.6(b)(i) fails to provide the Exchange Agent with a Valid Certificate at least three (3) Israeli Business Days prior to the Withholding Drop Date, then the amount to be withheld from such Payee’s portion of the consideration shall be calculated according to the applicable withholding rate in accordance with applicable Legal Requirement.
(c) If a Payee confirms that it is an Israeli Tax resident or a 5% Holder in the applicable documentation delivered to the Exchange Agent pursuant to Section 3.6(b)(i)(x) and fails to provide a Valid Certificate on or before the Withholding Drop Date, the Payee shall provide to the Exchange Agent an amount in cash sufficient to satisfy such Israeli Taxes on the Withholding Drop Date. If such Payee does not timely deliver a Valid Certificate, or fails to provide the Exchange Agent with the full amount in cash necessary to satisfy such Israeli Taxes in accordance with the immediately preceding sentence at least three (3) Israeli Business Days before the Withholding Drop Date, the Exchange Agent shall be entitled to sell in the public market at then prevailing share prices such portion of the Payee’s retained Company Shares and Company Warrants (together “Company Securities”) as may be necessary to satisfy the full amount due with regards to such Israeli Taxes, and shall pay over, from the proceeds of such sale, the amount of applicable withholding taxes required to be paid to the applicable Israeli Tax authorities, and shall deliver the balance of the Merger Consideration to the applicable Payee. For the avoidance of doubt, any such sale by the Exchange Agent when permitted hereby shall not constitute a violation or breach of or default under this Agreement or any other Transaction Agreement that might otherwise restrict such sale.
(d) Each Payee shall waive, release and absolutely and forever discharge the payor from and against any and all claims for any losses in connection with the forfeiture or sale of any portion of the Company Securities, otherwise deliverable to such Payee in compliance with the withholding requirements under this Section 3.6. To the extent that the Exchange Agent is unable, for whatever reason, to sell the applicable portion of Company Securities required to finance applicable deduction or withholding requirements, then the Exchange Agent shall be entitled to hold all of the Company Securities otherwise deliverable to the applicable Payee until the earlier of: (i) the receipt of a Valid Certificate fully exempting the Exchange Agent from tax withholding or receipt of cash amount equal to the tax that should be withheld by the Exchange Agent; or (ii) such time when the Exchange Agent is able to sell the portion of such Company Securities otherwise deliverable to such Payee that is required to enable the Exchange Agent to comply with such applicable deduction or withholding requirements. Any costs or expenses incurred by the Exchange Agent in connection with such sale shall be borne by, and deducted from the payment to, the applicable Payee.
(e) The Parties will work together reasonably and in good faith to implement the foregoing requirements of this Section 3.6, and may by mutual agreement vary or waive such requirements (subject to compliance with the Merger Consideration Tax Ruling, if obtained).
3.7. Transfer Agent. The Parties shall cooperate in good faith to ensure that a transfer agent approved by the Company shall perform transfer agent services as of and after the Closing.
3.8. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers, directors, managers and members, as applicable, (or their designees) of SPAC, Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the letter dated as of the date of this Agreement and delivered by the Company and Merger Sub to SPAC in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company and Merger Sub hereby represent and warrant to SPAC as follows:
4.1. Organization and Qualification.
(a) The Company is a company duly formed, validly existing under the laws of Israel, has timely filed all requisite annual reports, paid all annual fees and has not been designated a “violating company” (within the meaning of the Israeli Companies Law) by the Israeli Registrar of Companies, and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of the Company, as currently in effect, have been made available to SPAC. The Company is not in violation of its Governing Documents.
(b) Merger Sub (i) is a Cayman Islands exempted company duly formed, validly existing and in good standing under the laws of the Cayman Islands and (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except, in the case of clause (ii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of Merger Sub, as currently in effect, have been made available to SPAC. Merger Sub is not in violation of its Governing Documents.
4.2. Company Subsidiaries.
(a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Section 4.2(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Except as set forth in Section 4.2(a) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens). Except for the Company Subsidiaries and as set forth in Section 4.2(a) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person. The Company may update Section 4.2(a) of the Company Disclosure Letter at any time prior to the Closing to reflect any changes thereto that result from actions taken after the execution of this Agreement to the extent such actions were not prohibited under Section 6.1.
(b) Each Company Subsidiary (other than Merger Sub, which is addressed in Section 4.1(b)) is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate, limited liability company or equivalent power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary (other than Merger Sub, which is addressed in Section 4.1(b)) is duly qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of each Significant Company Subsidiary, as amended and in effect on the date of this Agreement, have been made available to SPAC. No Company Subsidiary is in violation of any of the provisions of its Governing Documents.
(c) All issued and outstanding shares of capital stock, limited liability company interests and equity interests of each Company Subsidiary (i) have been duly authorized, validly issued, fully paid and are non-assessable (in each case, to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (iii) have been offered, sold and issued in material compliance with applicable Legal Requirements and the applicable Company Subsidiary’s respective Governing Documents.
(d) There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any ownership interests of such Company Subsidiary or obligating such Company Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.
(e) Merger Sub has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person. Merger Sub does not have any assets or properties of any kind other than those incident to its formation and this Agreement, and does not now conduct and has never conducted any business. Merger Sub is an entity that has been formed solely for the purpose of engaging in the Merger. All outstanding shares of Merger Sub are owned by the Company, free and clear of all Liens.
4.3. Capitalization of the Company.
(a) As of the date of this Agreement, the Company’s authorized share capital is NIS 104,650, divided into 10,465,000 authorized Company Shares, of which (i) 8,258,757 are Company Ordinary Shares,

1,037,742 of which are issued and outstanding and (ii) 370,370 are Class A Preferred Shares, 370,370 of which are issued and outstanding, (iii) 179,398 are Class A-1 Preferred Shares, 172,857 of which are issued and outstanding, (iv) 412,554 are Class B Preferred Shares, 397,931 of which are issued and outstanding, (v) 343,498 are Class C Preferred Shares, 343,498 of which are issued and outstanding, (vi) 713,076 are Class D Preferred Shares, 688,301 of which are issued and outstanding, and (vii) 187,347 are Class E Preferred Shares, 187,347 of which are issued and outstanding. In addition, the Company has issued (A) 144,675 warrants to purchase Company Ordinary Shares, (B) 14,623 warrants to purchase Class B Preferred Shares, and (C) 23,101 warrants to purchase Class D Preferred Shares. Section 4.3(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the number, class and series of Company Shares together with the name of each registered holder thereof.
(b) Section 4.3(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (i) a true, correct and complete list of all holders of outstanding Company Options, (ii) the number of Company Options granted, (iii) the grant date, and exercise price for each such Company Option, (iv) the date on which such Company Option expires and (v) the vesting commencement date of each Company Option.
(c) Except for the Company Share Plans, as of the execution of this Agreement, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person.
(d) Each Company Option (i) granted to Employees located in the United States was granted in accordance with the Company Share Plans with an exercise price per share (A) that is equal to or greater than the fair market value of the underlying shares on the date of grant or (B) was determined pursuant to the Code Section 409A safe-harbor for illiquid start-up companies pursuant to Treas. Reg. Section 1.409A-1(b)(5)(iv)(B)(2)(iii) or in accordance with Code Section 422(c)(1), as applicable, and (ii) has a grant date identical to the date on which the Company Board or its compensation committee actually awarded the Company Option.
(e) Except for, or as set out in, or underlying, (i) the Current Company Articles, (ii) the EJF Subscription Agreement, (iii) the Company Preferred Shares, (iv) this Agreement, (v) any Company Options that are from time to time granted to any employees, consultants or directors of any Group Company pursuant to the Company Share Plans and (vi) a reservation of Company Ordinary Shares for issuances or purchase upon exercise of Company Options under the Company Share Plans, (A) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is outstanding, and (B) there is no commitment by the Company or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of their respective equity securities any evidence of indebtedness, to repurchase or redeem any securities of the Company or its Subsidiaries (other than redemptions or other acquisitions of any such capital stock or other equity security from directors, officers, employees or consultants in accordance with the terms of any equity incentive plan or such Person’s employment, grant, consulting or subscription agreement, in each case, in accordance with the Company’s Governing Documents and such plan or agreement, as in effect as of the date of this Agreement or modified after the date of this Agreement in accordance with this Agreement) or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security.
(f) All issued and outstanding Company Shares are, and all Company Shares which become issued pursuant to the Reclassification and the exercise of Company Options, when issued in accordance with the terms of the Company Options, respectively, will be, (i) duly authorized, validly issued, fully paid and non-assessable, clear of all Liens (other than transfer restrictions under applicable securities laws, the ITO or any of the Transaction Agreements), not subject to any rights of first refusal, put or call options and free of any similar limitation or restriction (in each case, to the extent that such concepts are applicable) and (ii) not subject to any preemptive rights of any kind, including created by the Company’s Governing Documents or any Contract to which the Company is a party. All issued and outstanding Company Shares and Company Options were issued in material compliance with applicable Legal Requirements.
(g) All Company Shares which become issued as Merger Consideration when issued in accordance with the terms of this Agreement, will be, (i) duly authorized, validly issued, fully paid and non-assessable, clear of all Liens (other than transfer restrictions under applicable securities laws and the Governing Documents of the Company), not subject to any rights of first refusal, put or call options and free of any similar limitation or restriction (in each case, to the extent that such concepts are applicable), (ii) not subject to any preemptive rights of any kind, including created by the Company’s Governing Documents or any Contract to which the Company is a party and (iii) issued in compliance with applicable Legal Requirements.
(h) No outstanding Company Shares are subject to vesting or forfeiture rights or repurchase by a Group Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights issued by any Group Company.
(i) Except as set forth in the Company’s Governing Documents, this Agreement, the Subscription Agreements and the EJF Subscription Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which any Group Company is a party or by which any Group Company is bound with respect to any ownership interests of the applicable Group Company.
(j) Except as provided for in this Agreement, the Subscription Agreements or the EJF Subscription Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of any Group Company are issuable and no rights in connection with any shares, warrants, options or other securities of any Group Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).
(k) As of the date of this Agreement, no Group Company has any indebtedness for borrowed money, other than to any other Group Company. No Group Company has availed itself of any loan, grant or other payment from any Governmental Entity in connection with COVID-19, including any loans under the CARES Act or the U.S. Small Business Administration Paycheck Protection Program.
(l) All dividends and other distributions of profits or retained earnings declared or paid since the date of incorporation of the Company, if any, have been declared and paid in compliance with the Company’s Governing Documents and applicable Legal Requirements.
4.4. Authority Relative to this Agreement.
(a) Subject to the receipt of the Company Shareholder Approval, the Company and Merger Sub (together, the “Company Parties”) each have or will have all requisite corporate or other organizational power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which such Group Company is or will as of the Closing be a party, and each ancillary document that such Company Party has executed or delivered or is to execute or deliver pursuant to this Agreement prior to the Closing; (b) carry out such Company Party’s obligations hereunder and thereunder, including the due and valid authorization and issuance of the Merger Consideration, and (c) consummate the Transactions. Subject to the receipt of the Company Shareholder Approval, the execution and delivery by the Company Parties of this Agreement and the other Transaction Agreements to which it is a party (or to which, as of the Closing, it will be a party) and the consummation by such Company Party of the Transactions have been (or, in the case of any Transaction Agreements entered into after the date of this Agreement, will be upon execution thereof) duly and validly authorized by all requisite action on the part of such Company Party (including (x) with respect to the Company, the approval by the Company Board and (y) with respect to Merger Sub, the approval by the board of directors of Merger Sub and by the Company, as the sole shareholder of Merger Sub), and no other proceedings on the part of any Company Party are necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the other Transaction Agreements to which any Company Party is a party have been (or, in the case of any Transaction Agreements to be entered into by such Company Party after the date of this Agreement, will be upon execution thereof) duly and validly executed and delivered by such Company Party and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute (or, in the case of any Transaction Agreements to be entered into by such Company Party after the date of this Agreement, will constitute) the legal and binding obligations of the applicable Company Party, enforceable against such Company Party in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, forbearance or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforcement Exceptions”).
(b) The following votes are required to obtain the Company Shareholder Approval: (a) with respect to the Merger, the affirmative vote or written consent of the Preferred Majority and (b) with respect to (i) the adoption of the Company A&R Articles, (ii) the approval and adoption of this Agreement and (iii) approval of the other Transactions, including the Reclassification and Stock Split, the affirmative vote or written consent of each of (x) the Company Shareholders by a Shareholder Resolution, (y) the Preferred Majority, and (z) solely with respect to the adoption of the Company A&R Articles, the written consent of each Company Shareholder that is named in the Current Company Articles as having the right to appoint a member of the Company Board or as having the right to appoint an observer to the Company Board. Assuming the execution of and performance under the Company Voting Agreements by the Company Voting Agreement Signatories, the Company will have received sufficient votes to obtain the Company Shareholder Approval and to approve the Company Shareholder Matters.
4.5. No Conflict; Required Filings and Consents.
(a) Assuming receipt of the Company Shareholder Approval and the receipt of the Required Regulatory Approval, the execution and delivery by the Company Parties of this Agreement and the other Transaction Agreements to which such Company Party is a party do not (or, in the case of any Transaction Agreements to be entered into by such Company Party after the date of this Agreement, will not), the performance of this Agreement and the other Transaction Agreements to which such Company Party is or as of the Closing will be a party by the applicable Company Party will not, and the consummation of the Transactions will not: (i) conflict with or violate any Company Party’s Governing Documents; (ii) conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default under, or impair the Company’s or any of its Subsidiaries’ rights or, in a manner adverse to any of the Group Companies, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the material properties or material assets of any of the Group Companies pursuant to, any Company Material Contracts, except with respect to clauses (ii) and (iii) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The execution and delivery of this Agreement by any Company Party, or the other Transaction Agreements to which such Company Party is a party, does not, and the performance of its obligations hereunder and thereunder and the consummation of the Transactions and the transactions contemplated thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the Plan of Merger and other documents as required to effect the Merger in accordance with the Cayman Companies Law; (ii) the filing of the Registration Statement and any other applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which any Group Company is licensed or qualified to do business; (iii) the Required Regulatory Filings and the Required Regulatory Approvals, (iv) the filing and approval of a listing application by the Company with NASDAQ with respect to the Class A Company Ordinary Shares to be issued as the Merger Consideration; (v) all filings, notices, waiver requests, applications and other submissions to the ITA that may be reasonably necessary, in the Company’s discretion, in connection with the Transactions; (vi) all Specified Filing and Specified Tax Approvals; (vii) the filings to be made following the Closing with the Israeli Registrar of Companies regarding the adoption of the Company A&R Articles, the Capital Restructuring, the issuance of the Class A Company Ordinary Shares and Class B Company Ordinary Shares, the appointment and resignation of directors to and from the Company Board, and any other relevant Transactions contemplated hereunder; and (viii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.6. Compliance; Material Permits. Each of the Group Companies is, and for the prior eighteen (18) months has been, and to the Knowledge of the Company since the Reference Date has been, in compliance with all applicable Legal Requirements with respect to the conduct, ownership and operation of its business, except for failures to comply or violations which, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Group Company has received in the past three (3) years any notice from any Governmental Entity regarding any actual or alleged violation by a Group Company of, or failure by a Group Company to comply with, any Legal Requirement, except for any such violation or alleged violation that has not resulted in, and would not reasonably be expected to result in, a material liability to the Group Companies, taken as a whole. Each Group Company holds all material franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Material Permits”) reasonably necessary to carry out the regulated activities for which it has obtained authorization, to own, operate and lease the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, in all material respects. As of the date of this Agreement, each Material Permit held by the Group Companies is valid, binding and in full force and effect, in all material respects. As of the date of this Agreement, none of the Group Companies (i) are in default or violation of any term, condition or provision of any such Material Permit, or (ii) have received any notice from a Governmental Entity that has issued any such Material Permit that it intends to cancel, terminate, modify or not renew any such Material Permit, except in the case of clauses (i) and (ii) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Group Company has been the subject of any pending or threatened Legal Proceeding seeking revocation, suspension, termination, modification or impairment of any Material Permit.
4.7. Financial Statements.
(a) Section 4.7 of the Company Disclosure Letter contains true and complete copies of: (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal year then ended (the “2020 Audited Financial Statements,” and, together with the 2019 Audited Financial Statements, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Group Companies as of June 30, 2021, and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the six (6) month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements: (A) present fairly, in all material respects, the consolidated financial position of the Group Companies, as of the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended; (B) have been prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except in the case of the Unaudited Financial Statements for the absence of footnotes and other presentation items and for normal-year end audit adjustments); and (C) were prepared from the books and records of the Group Companies.
(b) The Company has established and maintained, in all material respects, a system of internal controls that are designed to provide reasonable assurance (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management of the Company and (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets. To the Company’s Knowledge, there is no “material weakness” in the internal controls over financial reporting of any Group Company.
4.8. No Undisclosed Liabilities. The Group Companies have no liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with U.S. GAAP, except: (a) liabilities provided for in, or otherwise disclosed or reflected in the most recent balance sheet included in the Financial Statements or in the notes thereto; (b) liabilities arising in the ordinary course of business of the Company or any of its Subsidiaries since the date of the most recent balance sheet included in the Financial Statements; (c) liabilities incurred in connection with the Transaction; and (d) liabilities which are not individually or in the aggregate, material to the Group Companies, taken as a whole.

4.9. Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in the Financial Statements, since June 30, 2021 through the date of this Agreement, (a) each of the Group Companies has conducted its business in the ordinary course of business, except as required by applicable Legal Requirements (including COVID-19 Measures) or as reasonably necessary in light of COVID-19 and (b) there has not been any Company Material Adverse Effect.
4.10. Litigation. As of the date of this Agreement, other than as set forth in the Financial Statements, there is: (a) no material Legal Proceeding pending or, to the Knowledge of the Company, threatened, or to the Knowledge of the Company, any material investigation, against any Group Company or any of its properties or assets, or any of the directors or executive officers of any Group Company with regard to their actions as such; and (b) no material Order imposed or, to the Knowledge of the Company, threatened to be imposed upon any Group Company or any of its respective properties or assets, or any of the directors or executive officers of any Group Company with regard to their actions as such.
4.11. Employee Benefit Plans.
(a) Section 4.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Employee Benefit Plan that (i) provides for transaction, retention or change in control payments or benefits or tax gross-ups, (ii) is an equity plan or form award agreement that provides for equity or equity-based incentive compensation or (iii) is a defined contribution benefit plan, defined benefit pension plan, nonqualified deferred compensation plan or retiree medical plan not required to be maintained, sponsored or contributed to by applicable Legal Requirements. The Group Companies have, to the extent permitted by applicable Legal Requirements, provided SPAC with a copy of any employment agreement with a current employee with annual base salary in excess of $500,000. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, each Employee Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and with all applicable Legal Requirement.
(b) Each Employee Benefit Plan intended to qualify under Section 401 of the Code does so qualify, and any trusts intended to be exempt from federal income taxation under the provisions of Section 501(a) of the Code are so exempt, and, to the Knowledge of the Company, nothing has occurred with respect to the operation of the Employee Benefit Plans that would reasonably be expected to cause the denial or loss of such qualification or exemption.
(c) No Group Company or any of its respective ERISA Affiliates has at any time in the past six (6) years sponsored or been obligated to contribute to, or had any liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, none of the Employee Benefit Plans provides for, and the Group Companies have no liability in respect of, post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements and at the sole expense of such participant or the participant’s beneficiary (unless otherwise mandated by Legal Requirements).
(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing against any Employee Benefit Plan or against any Group Company with respect to any Employee Benefit Plan.
(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies taken as a whole, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or its Subsidiaries under any Employee Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, individual independent contractor or director of the Company or its Subsidiaries under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its Subsidiaries under any Employee Benefit Plan or Contract; or (iv) require a “gross-up,” indemnification for, or payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s), result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
4.12. Labor Matters.
(a) No Group Company is a party to or bound by any collective bargaining agreement applicable to employees of a Group Company (“Employees”). No employees are represented by any labor union, labor organization, or works council with respect to their employment with the Group Companies. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened in writing to be brought or filed, including, but not limited to, with the National Labor Relations Board or other labor relations tribunal. Since the Reference Date, there have been no labor organizing activities involving any Group Company or with respect to any employees of the Group Companies or, to the Knowledge of the Company, threatened in writing by any labor organization, work council or group of employees. No Group Company is subject to, and no Employee benefits from, any extension order (tzavei harchava), except for extension orders which generally apply to all employees in Israel, and there are no labor organizations representing, and to the Knowledge of the Company there are no labor organizations purporting to represent or seeking to represent any Employees.
(b) Since the Reference Date, there have been no strikes, work stoppages, slowdowns, lockouts or arbitrations, material grievances, unfair labor practice charges or other material labor disputes pending or, to the Knowledge of the Company, threatened in writing against the Group Companies.
(c) As of the date hereof, there are no complaints, charges or claims against the Company pending or, to Knowledge of the Company, threatened in writing before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment, termination of employment or failure to employ by the Company, of any individual, except for those which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(d) To the Knowledge of the Company, as of the date of this Agreement, no Company “executive officer” (as defined in Rule 3b-7 of the Exchange Act) has given written notice to any Group Company of any intent to terminate his or her employment with the Company in connection with the consummation of the Transactions. The Group Companies are in compliance with and, since the Reference Date, have been in compliance, and, to the Knowledge of the Company, each of their employees is in compliance with and, since the Reference Date, has been in compliance in all material respects, with the terms of any employment, nondisclosure or restrictive covenant agreements between any Group Company and such employees, in each case except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies taken as a whole.
(e) During the past two (2) years, to the Knowledge of the Company, there have been no employment discrimination or employment or sexual harassment or sexual misconduct allegations raised, brought, threatened, or settled, in each case in writing, relating to any current or former appointed officer or director or employee at the level of vice president or above of any Group Company involving or relating to his or her services provided to any Group Company. The policies and practices of the Group Companies comply with all applicable Legal Requirements concerning employment discrimination and employment harassment, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. During the past two (2) years, neither the Company nor any Company Subsidiaries has entered into any material settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former appointed officer or director or employee at the level of vice president or above.

(f) To the Knowledge of the Company, no notice or complaint from or on behalf of any present or former employee of, or worker or contractor to, any Group Company has been received by any Group Company since the Reference Date asserting or alleging sexual harassment or sexual misconduct against any current or former officer, director or employee at the level of Vice President or above of any Group Company.
(g) There has been no “mass layoff”, “plant closing” or other similar event under the Worker Adjustment and Retraining Notification Act, and any similar foreign, state or local “mass layoff” or “plant closing” laws (the “WARN Act”) with respect to any Group Company since the Reference Date, and the Transactions will not prior to or through the Closing result in a “mass layoff” or “plant closing” or other similar event under the WARN Act.
(h) To the Knowledge of the Company, as of the date of this Agreement, no Group Company is liable for any arrears of wages or penalties with respect thereto, except in each case as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies taken as a whole.
(i) Each of the Group Companies’ liability towards the Employees regarding severance pay, accrued vacation and contributions to all Employee Benefit Plans and provident funds (including, pension arrangements) under Israeli law are fully funded or, if not required by any source to be fully funded, is accrued on the Company’s Financial Statements as of the date of such Financial Statements. A Section 14 Arrangement was properly applied in accordance with the terms of the general permits issued by the Israeli Labor Minister regarding all Employees of each Group Company with respect to whom severance pay may be payable under the Israeli Severance Pay Law, 5723-1963 based on their full salaries from their commencement date of employment. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all amounts that each Group Company is legally or contractually required to either (A) deduct from Employees’ salaries and any other compensation or benefit or to transfer to such Employees’ Employee Benefit Plan and provident funds (including, pension arrangements) or (B) withhold from Employees’ salaries and any other compensation, social security, or other benefit and to pay to any Person as required by any applicable law, have been duly deducted, transferred, withheld and paid, and no Group Company has any outstanding obligation to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be timely made in the ordinary course of business).
4.13. Real Property; Tangible Property.
(a) Except as set forth on Section 4.13(a) of the Company Disclosure Letter, no Group Company currently owns any real property or has, since the Reference Date, owned any real property.
(b) Section 4.13(b)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of each material real property lease to which any Group Company is a party as of the date of this Agreement (the “Company Real Property Leases”). Except as set forth on Section 4.13(b)(ii) of the Company Disclosure Letter, and except for each Company Real Property Lease that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (x) each Company Real Property Lease is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company party thereto (in each case, other than any Company Real Property Lease that terminates or expires in accordance with its terms after the date of this Agreement) and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto (subject in each case to the Enforcement Exceptions), (y) neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of or in default under, and no event has occurred which, with notice or lapse of time or both, would become a material breach of or default under, any Company Real Property Lease, and (z) as of the date of this Agreement, no party to any Company Real Property Lease has given any written notice of any claim of any such breach, default or event.

4.14. Taxes.
(a) All material Tax Returns required to be filed by or on behalf of each Group Company have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by each Group Company (whether or not shown on any Tax Return) have been fully and timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with U.S. GAAP.
(b) Each of the Group Companies has complied in all material respects with all applicable Legal Requirements related to the withholding and remittance of all material amounts of Tax (including any related reporting and record-keeping requirements). Each of the Group Companies has withheld from amounts owing or paid to any employee, creditor, shareholder or other Person all material amounts of Taxes required by applicable Legal Requirements to be withheld and paid over to the proper Governmental Entity in a timely manner all such withheld amounts.
(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Company’s Knowledge is there any such claim, assessment, deficiency or proposed adjustment) against any Group Company which has not been paid or fully resolved.
(d) No material Tax audit or other examination of any Group Company by any Governmental Entity is presently in progress, nor has the Company been notified in writing of any (nor to the Company’s Knowledge is there any) request or threat for such an audit or other examination.
(e) There are no Liens for Taxes (other than Permitted Liens) upon any of the property or assets of the Group Companies.
(f) To the Knowledge of the Company, each Group Company has no liability for a material amount of unpaid Taxes that has not been accrued for or reserved on the Company’s Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the Group Companies in the ordinary course of business.
(g) No Group Company: (i) has any liability for the Taxes of another Person (other than any Group Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and not primarily related to Taxes); (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and not primarily related to Taxes); or (iii) has, since December 31, 2017, ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company.
(h) No Group Company: (i) has waived any statute of limitations in respect of material amounts of Taxes or consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than automatic extensions of time to file Tax Returns, which extension is still in effect and obtained in the ordinary course of business); or (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code for a taxable period for which the applicable statute of limitations remains open. No Group Company has performed or was part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the ITO, a “reportable opinion” under Sections 131D of the ITO, or a “reportable position” under Section 131E of the ITO or any similar provision under any other local or foreign Tax Legal Requirements, and including with respect to Israeli value added tax.
(i) No Group Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement. No Group Company is subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the ITO.

(j) Each Group Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, and the prices for any property or services provided by or to any Group Company are arm’s length prices for purposes of any applicable law, including Section 85A to the ITO and the Income Tax Regulations (Determination of Market Terms) 2006 and including to the extent required, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Group Companies.
(k) No Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; or (iv) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements.
(l) Since December 31, 2017, no claim has been made in writing (nor to the Company’s Knowledge has any claim been made) by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.
4.15. Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) the Group Companies are, and have since the Reference Date been, in compliance with all Environmental Laws;
(b) neither the Company nor its Subsidiaries are party to any unresolved, pending or, to the Knowledge of the Company, threatened Legal Proceeding arising under or related to Environmental Laws; and
(c) to the Knowledge of the Company, no conditions currently exist with respect to any real property or facility currently or formerly owned or operated by any of the Group Companies or with respect to any valid, binding and enforceable leasehold interest under each of the real property leases to which it is a party as of the date of this Agreement as a lessee that would reasonably be expected to result in any of the Group Companies incurring liabilities or obligations under Environmental Laws.
4.16. Government Grants & Benefits. No Group Company has received or applied for any grant, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the Israel Innovation Authority (formerly known as the Office of the Chief Scientist of the Israeli Ministry of the Economy or the OCS) (“IIA”), the Investment Center, the ITA (solely with respect to “benefit” or “approved” enterprise status or similar programs), the State of Israel, or any other binational or multinational grant program, framework or foundation (including the BIRD foundation) for research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Entity. No Group Company is otherwise involved in any programs (including joint ventures or consortiums) funded by the IIA.
4.17. Intellectual Property.
(a) Section 4.17(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of all of the following Intellectual Property that is owned by, and material to, the Group Companies: (i) issued Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights; and (iv) Internet domain names (the Intellectual Property referred to in clauses (i) through (iv), without any limitations as to materiality, collectively, the “Company Registered Intellectual Property”). All of the Company Registered Intellectual Property is subsisting, and to the Knowledge of the Company, all Company Registered Intellectual Property is valid and enforceable in all material respects.

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining each material item of the Company Registered Intellectual Property.
(b) (i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and (ii) the Company or one of its Subsidiaries has a license, sublicense or otherwise possesses valid rights to use all other Intellectual Property used in the conduct of the businesses of the Group Companies as presently conducted. The Owned Intellectual Property and the Licensed Intellectual Property when used within the scope of the applicable Inbound Licenses include all of the Intellectual Property necessary for each of the Group Companies to conduct its business as currently conducted in all material respects (it being understood that this Section 4.17(b) is not a representation or warranty with respect to non-infringement of third-party Intellectual Property).
(c) Since the Reference Date through the date of this Agreement, the Owned Intellectual Property and the conduct of the businesses of the Group Companies has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person in any material respect. To the Knowledge of the Company, since the Reference Date, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Owned Intellectual Property in any material respect, and no such claims have been made in writing against any third party by any of the Group Companies.
(d) Since the Reference Date through the date of this Agreement, the Company has not received any written notice from any Person pursuant to which any Person is: (i) alleging that the conduct of the business of any of the Group Companies is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party; or (ii) contesting the use, ownership, validity or enforceability of any of the Owned Intellectual Property. None of the Owned Intellectual Property is subject to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute to which a Group Company is a party and that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property.
(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no past or present director, officer, employee, consultant or independent contractor of any of the Group Companies has any ownership or other rights in any Owned Intellectual Property (other than the right to use such Owned Intellectual Property in the performance of their activities for the Group Companies). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the past and present directors, officers, employees, consultants and independent contractors of any of the Group Companies who are or were engaged in creating or developing any Owned Intellectual Property for the Group Companies has executed and delivered a written agreement, pursuant to which such Person has: (i) agreed to hold all confidential and/or proprietary information of such Group Company in confidence; and (ii) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all such Owned Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby. No past or present director, officer, employee, consultant or independent contractor of any of the Group Companies has the right to receive any compensation in connection with Service Inventions (as defined in Section 132 of the Israel Patents Law, 5727-1967) under Section 134 of the Israeli Patents Law, 5727-1967.
(f) Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all material Trade Secrets included in the Owned Intellectual Property.
(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, other than as set forth in Section 4.17(g) of the Company

Disclosure Letter, no source code for any material Group Company Software has been delivered, licensed or made available to any Person who is not, as of the date of this Agreement, an employee or contractor of a Group Company performing services on behalf of a Group Company and subject to confidentiality obligations to the Group Company with respect to such source code.
(h) To the Knowledge of the Company, the Group Company Software does not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that would reasonably be expected to materially disrupt or materially and adversely affect the functionality of the Group Company Software.
(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Group Companies have incorporated any Open Source Software in, or used any Open Source Software in connection with, any Group Company Software in a manner that requires the contribution, licensing, attribution or disclosure to any third party of any portion of any source code for such Group Company Software. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Group Companies are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used in the businesses of the Group Companies, including notice and attribution obligations.
(j) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution and delivery of this Agreement by the Group Companies and the consummation of the Transactions will not: (i) result in the breach of, or create on behalf of any third party the right to terminate or modify, any agreement relating to any Owned Intellectual Property or Licensed Intellectual Property; (ii) result in or require the grant, assignment or transfer to any other Person (other than SPAC or any of their respective Affiliates) of any license or other right or interest under, to or in any Owned Intellectual Property; or (iii) cause a loss or impairment of any Owned Intellectual Property or Licensed Intellectual Property.
(k) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no funding from any Governmental Entity, including from the IIA, nor any funding, facilities or resources of a university or other educational institution, the Israeli Defense Forces, research center or similar institution was used in the development of the Owned Intellectual Property, no such authority or institution has any claim or right in or to the Owned Intellectual Property, and none of the Group Companies is subject to the provisions of the Israeli Law for Encouragement of Technological Research, Development and Innovation in the Industry, 5744–1984.
4.18. Privacy.
(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Group Companies has, since the Reference Date, complied with: (i) all applicable Privacy Laws; (ii) all of such Group Company’s applicable policies regarding the processing of Personal Information; and (iii) all of such Group Company’s applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Group Companies has, since the Reference Date, (A) received any written claims of, nor has any of the Group Companies been charged with, a violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information or (B) been subject to any investigations threatened in writing, or notices or written requests from any Governmental Entity in relation to their data processing activities.
(b) Each of the Group Companies has, as applicable, since the Reference Date, implemented and maintained reasonable safeguards consistent with practices in the industry in which the applicable Group Company operates to protect Personal Information in its possession or under its control (and the IT Assets used in its business) against loss, theft, misuse or unauthorized access, use, modification or disclosure.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Reference Date through the date of this Agreement, (i) there has been no material unauthorized access to or disclosure of any Personal Information in the possession or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies, and (ii) none of the Group Companies have provided or been legally or contractually required to provide any notices to any Person in connection with any unauthorized access to or disclosure of Personal Information since the Reference Date. Each of the Group Companies has implemented, consistent with practices in the industry in which the applicable Group Company operates, reasonable safeguards, disaster recovery and business continuity plans designed to maintain the continuous operation and redundancy of the IT Assets used in its business.
4.19. Agreements, Contracts and Commitments.
(a) Section 4.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each of the following Contracts to which a Group Company is a party as of the date of this Agreement, in each case, other than any Employee Benefit Plan or Company Real Property Lease:
(i) each Contract that involved the expenditure or receipt by the Group Companies of more than $10,000,000 in the aggregate during the twelve (12) month period ending on December 31, 2020 or would involve the expenditure or receipt by Group Companies of more than $10,000,000 in the aggregate in the twelve (12) month period ending December 31, 2021;
(ii) any Contract that purports to limit in any material respect (A) the localities in which the Group Companies’ businesses may be conducted, (B) any Group Company from engaging in any line of business or (C) any Group Company from developing, marketing or selling products or services, including any non-compete agreements or agreements limiting the ability of any of the Group Companies from soliciting customers or employees;
(iii) any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of the Group Companies;
(iv) any Contract for or relating to any borrowing of money by or from the Company in excess of $100,000,000 (excluding any intercompany arrangements solely between or among any of the Group Companies);
(v) any employment or management Contract providing for annual payments in excess of $1,500,000;
(vi) each Contract that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Group Companies would be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any other Person;
(vii) any Contracts relating to the sale of any operating business of any Group Company or the acquisition by any Group Company of any operating business, whether by merger, purchase or sale of stock or assets or otherwise, in each case involving consideration therefor in an amount in excess of $20,000,000 and for which any Group Company has any material outstanding obligations (other than customary non-disclosure and similar obligations incidental thereto and other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of business);
(viii) any collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council;
(ix) any material Contract under which any of the Group Companies: (A) licenses or is granted rights to use material Intellectual Property from any third party (“Inbound License”), other than Incidental Inbound Licenses; or (B) licenses or grants rights to use Intellectual Property to any third party (other than (1) non-disclosure or confidentiality agreements or any other Contract that includes confidentiality provisions entered into in the ordinary course of business whereby any of the Group Companies provides another Person a limited, non-exclusive right to access or use Trade Secrets and (2) other non-exclusive licenses granted to suppliers, vendors, distributors or customers in the ordinary course of business); and
(x) any obligation to make any material payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons.
(b) Except for each Company Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company party thereto and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto (subject in each case to the Enforcement Exceptions), (ii) neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of or in default under, and no event has occurred which, with notice or lapse of time or both, would become a material breach of or default under, any Company Material Contract, and (iii) as of the date of this Agreement, no party to any Company Material Contract has given any written notice of any claim of any such breach, default or event. True, correct and complete copies of all Company Material Contracts (other than Incidental Inbound Licenses) have been made available to SPAC.
4.20. Insurance. Each of the Group Companies maintains insurance policies or fidelity or surety bonds covering its assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) covering certain material insurable risks in respect of its business and assets, and the Insurance Policies are in full force and effect. The coverages provided by such Insurance Policies, in all material respects, are usual and customary in amount and scope for the Group Companies’ business and operations as concurrently conducted, and sufficient to comply with any insurance required to be maintained by Company Material Contracts. No written notice of cancellation or termination has been received by any Group Company with respect to any of the effective Insurance Policies. There is no pending material claim by any Group Company against any insurance carrier under any of the existing Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).
4.21. Transactions with Related Parties. Except (a) the Employee Benefit Plans, (b) Contracts relating to labor and employment matters set forth in the Company Disclosure Letter or that are entered into after the date of this Agreement to the extent no Group Company was prohibited from entering into such Contract by Section 6.1, (c) Contracts between or among the Group Companies, (d) indemnification agreements between or among any director or officer of any of the Group Companies, on the one hand, and any of the Group Companies, on the other hand, (e) employee confidentiality and invention assignment agreements, (f) Contracts entered into on an arm’s-length basis and in the ordinary course of business between any of the Group Companies, on the one hand, and a Company Shareholder, on the other hand, (g) the payment of salary, bonuses and other compensation for services rendered, (h) reimbursement for reasonable expenses incurred in connection with any of the Group Companies and (i) the Subscription Agreements, the EJF Subscription Agreement and any other Contract related to any Person’s ownership of Company Shares or other securities of any of the Group Companies, none of the Group Companies is party to any Contract with any (i) present or former executive officer or director of the Company, or a member of his or her immediate family, or (ii) Affiliate of the Company.
4.22. Information Supplied. The information relating to the Group Companies to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus will not, on the date of filing thereof or the date that it is first mailed to the SPAC Shareholders, as applicable, or at the time of the SPAC Special Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. The Registration Statement and the Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by SPAC or any of its Representatives for inclusion in the Registration Statement or the Proxy Statement/Prospectus or any projections or forecasts included therein. Notwithstanding anything herein to the contrary (including any representations and warranties set forth in this Section 4.22), the Company makes no representations or warranties as to the information contained or to be contained in or omitted from the Registration Statement or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the SPAC specifically for inclusion in the Registration Statement or the Proxy Statement/Prospectus. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement or any other Transaction Agreement shall require counsel to the Company or the SPAC or their respective tax advisors to provide an opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code or otherwise qualifies for the Intended Tax Treatment.
4.23. Anti-Bribery; Anti-Corruption. For the last eighteen (18) months and to the Knowledge of the Company since the Reference Date, none of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers, employees or Affiliates, in each case, acting on their behalf has, in connection with the operation of the business of the Group Companies, directly or indirectly: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments, expenses or anything of value relating to an act by any Governmental Entity or any foreign or domestic political party or campaign, (ii) promised, offered, authorized, made or agreed to make any unlawful payment or promised, offered, authorized, provided or agreed to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated, as applicable, any provision of the Foreign Corrupt Practices Act, the U.K. Anti-Bribery Act 2010, or of any other anti-bribery or anti-corruption laws to the extent applicable (collectively, “Anti-Corruption Law”), (iii) been the subject of a material claim or allegation relating to (A) any potential violation of the Anti-Corruption Laws or (B) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (iv) received any written notice or communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law. For the last eighteen (18) months and to the Knowledge of the Company since the Reference Date, the Group Companies have had and maintained a system or systems of internal controls reasonably designed to (x) ensure material compliance with the Anti-Corruption Laws and (y) prevent and detect violations of the Anti-Corruption Laws.
4.24. Anti-Money Laundering. For the last eighteen (18) months and to the Knowledge of the Company since the Reference Date, the operations of the Group Companies are and have been conducted at all times in material compliance with all applicable financial recordkeeping, reporting and registration requirements, including the money laundering statutes of any jurisdiction applicable to the Group Companies, including applicable provisions of the Bank Secrecy Act of 1970, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and the rules and regulations thereunder issued, administered or enforced by any Governmental Entity from time to time, including the Financial Crimes Enforcement Network of the U.S. Department of the Treasury (“FinCEN”) (collectively, “AML Laws”). None of the Group Companies: (a) to the Knowledge of the Company is under investigation by FinCEN or any other Governmental Entity with respect to money laundering, drug trafficking, terrorist-related activities, any other money laundering predicate crimes or any violation of any AML Laws; (b) has been charged with or convicted of money laundering, drug trafficking, terrorist-related activities, any other money laundering predicate crimes or any violation of any AML Laws; (c) has been assessed civil penalties under any AML Laws; or (d) has had any of its funds seized or forfeited in an action under any AML Laws. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable AML Laws.
4.25. International Trade; Sanctions.
(a) For the last eighteen (18) months and to the Knowledge of the Company since the Reference Date, the Group Companies and, to the Knowledge of the Company, the Group Companies’ respective directors, officers, Affiliates and any of the Group Companies’ respective employees or any other Persons acting on their behalf, in connection with the operation of the business of the Group Companies, and in each case in all material respects: (i) have been in compliance with all applicable Customs & International Trade Laws; (ii) have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, deemed export, import, re-export, deemed re-export or transfer of goods, services, software and technology required for the operation of the respective businesses of the Group Companies, including the Customs & International Trade Authorizations; (iii) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (iv) have not received any actual or, to the Knowledge of the Company, threatened claims or requests for information by a Governmental Entity with respect to Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws and have not made any disclosures to any Governmental Entity with respect to any actual or potential noncompliance with any applicable Customs & International Trade Laws. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable Customs & International Trade Laws.
(b) None of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers or any of the Group Companies’ respective employees, Affiliates or any other Persons acting on their behalf is or has been for the last eighteen (18) months and to the Knowledge of the Company since the Reference Date, a Sanctioned Person. For the last eighteen (18) months and to the Knowledge of the Company since the Reference Date, the Group Companies and, to the Knowledge of the Company, the Group Companies’ respective directors, officers or any of the Group Companies’ respective employees, Affiliates or any other Persons acting on their behalf have, in connection with the operation of the business of the Group Companies, been in material compliance with any applicable Sanctions. For the last eighteen (18) months and to the Knowledge of the Company since the Reference Date, (i) to the Knowledge of the Company, no Governmental Entity has initiated any investigation, inquiry or action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any of the Group Companies or, to the Knowledge of the Company, any of their respective directors, officers or any of the Group Companies’ respective employees, Affiliates or any other Persons acting on their behalf in connection with any actual or alleged violation of any applicable Sanctions, (ii) there have been no actual or, to the Knowledge of the Company, threatened in writing claims by a Governmental Entity received by a Group Company with respect to the Group Companies’ compliance with applicable Sanctions and (iii) to the Knowledge of the Company, no disclosures have been made or are at the time of this Agreement contemplated to be made to any Governmental Entity with respect to any actual or potential noncompliance with applicable Sanctions. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable Sanctions.
4.26. Investment Adviser Matters.
(a) Each of the Group Companies and, to the Knowledge of the Company, each of their respective officers and employees, who is required to be registered, licensed or qualified as (x) an investment adviser or (y) an investment adviser representative under the Investment Advisers Act or any applicable similar U.S. state securities law is registered, licensed or qualified as such, except where the failure to be so registered, licensed or qualified would be material to the Group Companies, taken as a whole.
(b) The Company has made available a correct and complete copy of the Adviser Subsidiary’s Form ADV as in effect as of the date hereof and, to the knowledge of the Company, such Form ADV is in compliance with the applicable requirements of the Investment Advisers Act, except where the failure to be in compliance would not have a Company Material Adverse Effect.
(c) Neither the Adviser Subsidiary nor, to the Knowledge of the Company, any officer or employee of, or any other “persons associated with” (as defined in the Investment Advisers Act), the Adviser Subsidiary are ineligible pursuant to Section 203(e) or 203(f) of the Investment Advisers Act to serve as a registered investment adviser or as a person associated with a registered investment adviser; in each case, except for any such ineligibility (x) that would not have a Company Material Adverse Effect or (y) with respect to which the Adviser Subsidiary or another relevant Person has received exemptive relief from the SEC or another relevant Governmental Entity.

(d) None of the Group Companies nor any of the Company’s partially-owned entities, which directly or indirectly manages or co-manages any fund or other investment vehicle, has raised financing for such funds or investment vehicles from investors who are Israeli residents (unless qualified under the First Supplement to the Israeli Securities Law), nor has any of such funds or investment vehicles (i) offered loans, credit facilities or other financial instruments of any kind to consumers in Israel, or (ii) operated, marketed, promoted or facilitated an offering of loans, credit facilities or other financial instruments which targets consumers in Israel, whether through direct solicitation, general online or offline advertising, or other channels. Without limiting the foregoing, each of the Group Companies and the Company’s partially-owned entities has implemented all means reasonably necessary to avoid (x) having to obtain a license or permit under any applicable Israeli law or regulation, including the Israeli Investment Advice Law, the Israeli Funds Law, the Israeli Regulated Financial Services Law and the Israeli Banking Law, or (y) falling under the purview of the Israeli Capital Markets, Insurance and Savings Authority.
4.27. Brokers. Other than the Persons set forth in Section 4.27 of the Company Disclosure Letter, the Group Companies do not have any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions on account of Contracts entered into by any Group Company.
4.28. Board Approval; Shareholder Vote. The Company Board has unanimously (a) determined that the Transactions, including the Capital Restructuring and the Merger, are in the best interests of the Company and the Company Shareholders and declared it advisable to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the Transaction Agreements to which the Company is or will be a party and approved the Capital Restructuring, the Merger and the other Transactions and (c) determined to recommend that the Company Shareholders vote to approve the Company Shareholder Matters. Other than the Company Shareholder Approval, no other corporate proceedings on the part of the Company or Merger Sub are necessary to approve the consummation of the Transactions; it being understood that the foregoing representation shall be deemed to be accurate if any other corporate proceeding is required but is duly completed promptly after being identified and does not delay the closing of the Transactions.
4.29. Foreign Private Issuer Status. As of the date hereof, the Company expects to qualify as a “foreign private issuer” as defined in Rule 405 under the Securities Act as of a date within thirty (30) days prior to the filing of the Registration Statement and will be eligible to file a registration statement on Form F-4 of the SEC.
4.30. Emerging Growth Company Status. As of the date hereof, the Company expects to qualify as an “emerging growth company” (as defined in Section 2(a)(19) of the Securities Act) as of the Closing.
4.31. Investment Company Act. The Company is not, and as of the Closing will not be, required to register as an investment company under the Investment Company Act of 1940.
4.32. Disclaimer of Other Warranties. THE COMPANY AND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V OR IN ANY OTHER TRANSACTION AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NEITHER SPAC NOR ANY AFFILIATE OR REPRESENTATIVE OF SPAC HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY OR MERGER SUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC OR ANY OF ITS BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SPAC IN ARTICLE V OR BY SPAC OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN ANY OTHER TRANSACTION AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NONE OF SPAC, ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES IS MAKING OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (A) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE COMPANY, ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES BY OR ON BEHALF OF SPAC IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (B) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL

INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (C) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SPAC OR ANY OF ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE COMPANY AND MERGER SUB HEREBY ACKNOWLEDGE THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE V OR IN THE REPRESENTATIONS AND WARRANTIES IN ANY OF THE OTHER TRANSACTION AGREEMENTS OR ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO. EACH OF THE COMPANY AND MERGER SUB ACKNOWLEDGE THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF SPAC AND ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS, AND IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF SPAC EXPRESSLY SET FORTH IN THIS AGREEMENT AND THOSE EXPRESSLY SET FORTH IN THE OTHER TRANSACTION AGREEMENTS OR ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 4.32, CLAIMS AGAINST SPAC WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD (AS DEFINED HEREIN).
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC
Except: (i) as set forth in the letter dated as of the date of this Agreement and delivered by SPAC to the Company in connection with the execution and delivery of this Agreement (the “SPAC Disclosure Letter”); and (ii) as disclosed in the SPAC SEC Reports filed or furnished with the SEC (and publicly available) prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports), excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, SPAC hereby represents and warrants to the Company and Merger Sub as follows:
5.1. Organization and Qualification. SPAC is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. SPAC has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. SPAC is duly qualified or licensed to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. SPAC is not in violation of any of the provisions of its Governing Documents in any material respect. SPAC has no Subsidiaries as of the date of this Agreement.
5.2. Capitalization.
(a) As of the date of this Agreement, there are (i) 5,000,000 authorized preference shares, par value $0.0001 per share, of SPAC (the “SPAC Preferred Shares”); (ii) 500,000,000 authorized Class A ordinary shares, par value $0.0001 per share, of SPAC (“SPAC Class A Shares”);and (iii) 50,000,000 authorized Class B ordinary shares, par value $0.0001 per share, of SPAC (“SPAC Class B Shares” and, together with SPAC Preferred Shares and the SPAC Class A Shares, the “SPAC Shares”). As of the date of this Agreement, assuming the Unit Separation has occurred, SPAC has 28,750,000 SPAC Class A Shares issued and outstanding, and none are held by SPAC in its treasury, 7,187,500 SPAC Class B Shares issued and outstanding and no SPAC Preferred Shares issued or outstanding. As of the date of this Agreement, and assuming the Unit Separation has occurred, there are 14,750,000 warrants to purchase one (1) SPAC Class A Share issued and outstanding, of which 9,583,333 are included in the SPAC Public Units (the “Public Warrants”) and 5,166,667 are private placement warrants (the “Private Placement Warrants” and, collectively with the Public Warrants, the “SPAC Warrants”). All outstanding SPAC Class A Shares and SPAC Class B Shares have been duly authorized, validly issued, fully paid and are non-assessable (in each case, to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (iii) have been offered, sold and issued in material compliance with applicable Legal Requirements and the applicable SPAC Memorandum and Articles of Association. The SPAC Warrants have been validly issued, and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms (subject to Enforcement Exceptions). All of the outstanding securities of SPAC have been granted, offered, sold and issued in material compliance with all applicable securities Legal Requirements.
(b) Except for the SPAC Warrants and the SPAC Class B Shares, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based performance units, commitments or Contracts of any kind to which SPAC is a party or by which it is bound obligating SPAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional SPAC Shares or any other shares or other interest or participation in, or any security convertible or exercisable for or exchangeable into, SPAC Shares or any other shares or other interest or participation in SPAC. SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Other than in connection with any SPAC Shareholder Redemption, there are no outstanding contractual obligations of SPAC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
(c) Except as set forth in the SPAC’s Governing Documents, this Agreement, the Current Registration Rights Agreement or a Transaction Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.
5.3. Authority Relative to this Agreement. SPAC has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Merger). The execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by SPAC of the Transactions (including the Merger) have been (or, in the case of any Transaction Agreements entered into after the date of this Agreement, will be upon execution thereof) duly and validly authorized by all necessary corporate action on the part of SPAC, and no other proceedings on the part of SPAC are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated thereby, other than the SPAC Shareholder Approval. This Agreement and the other Transaction Agreements to which SPAC is a party have been (or, in the case of any Transaction Agreements to be entered into by SPAC after the date of this Agreement, will be upon execution thereof) duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery hereof and thereof by the other parties thereto, constitute the legal and binding obligations of SPAC enforceable against it in accordance with their terms (subject to the Enforcement Exceptions).
5.4. No Conflict; Required Filings and Consents.
(a) Assuming receipt of the SPAC Shareholder Approval, the execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party do not (or, in the case of any Transaction Agreements to be entered into by SPAC after the date of this Agreement, will not), the performance of this Agreement and the other Transaction Agreements to which such SPAC is or as of the Closing will be a party will not, and the consummation of the Transactions will not: (i) conflict with or violate any SPAC Memorandum and Articles of Association; (ii) conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default under, or impair its rights or, in a manner adverse to SPAC, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the material properties or material assets of SPAC pursuant to, any Contracts, except with respect to the foregoing clauses (ii) and (iii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

(b) The execution and delivery of this Agreement by SPAC, or the other Transaction Agreements to which SPAC is a party, does not, and the performance of its obligations hereunder and thereunder and the consummation of the Transactions and the transactions contemplated thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the Plan of Merger and other documents as required to effect the Merger in accordance with the Cayman Companies Law; (ii) the filing of the Registration Statement and any other applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which any Group Company is licensed or qualified to do business; (iii) the Required Regulatory Filings and the Required Regulatory Approvals, (iv) the filing and approval of a listing application by the Company with NASDAQ with respect to the Class A Company Ordinary Shares to be issued as the Merger Consideration; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.
5.5. Compliance; Material Permits.
(a) Since its incorporation, SPAC has complied in all material respects with and has not been in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation, to the Knowledge of SPAC, no investigation or review by any Governmental Entity with respect to SPAC has been pending or threatened. No written or, to the Knowledge of SPAC, oral notice of non-compliance with any applicable Legal Requirements has been received by SPAC. SPAC is in possession of all Material Permits necessary to own, operate and lease the properties it purports to own, operate or lease and to carry on its business as it is now being conducted in all material respects. Each Material Permit held by SPAC is valid, binding and in full force and effect in all material respects.
(b) SPAC (i) is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Material Permit necessary to own, operate and lease the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, in all material respects, or (ii) has not received any notice from a Governmental Entity that has issued any such Material Permit that it intends to cancel, terminate, modify or not renew any such Material Permit, except in the case of the foregoing clauses (i) and (ii) as has not been and would not reasonably be expected to be, individually or in the aggregate, material to SPAC.
5.6. SPAC SEC Reports and Financial Statements.
(a) SPAC has timely filed all forms, reports, schedules, statements and other documents required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”), and will have timely filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional SPAC SEC Reports”). All SPAC SEC Reports, Additional SPAC SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the initial public offering of SPAC) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. SPAC has made available to the Company true, correct and complete copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. The SPAC SEC Reports were, and the Additional SPAC SEC Reports will be, prepared in all material respects in compliance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SPAC SEC Reports did not, and the Additional SPAC SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct in all material respects. Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NASDAQ, so long as copies thereof are publicly available.
(b) The financial statements of SPAC contained or incorporated by reference in the SPAC SEC Reports, including all notes and schedules thereto, and the financial statements of SPAC that will be contained or incorporated by reference in any Additional SPAC SEC Report, including all notes and schedules thereto, (i) complied (and, in the case of the financial statements of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports, will comply) in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, (ii) were prepared (and, in the case of the financial statements of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports, will be prepared) in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Securities Act) and (iii) fairly present (and, in the case of the financial statements of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports, will fairly present), in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (x) U.S. GAAP; and (y) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. Each of the financial statements of SPAC included or incorporated by reference in the SPAC SEC Reports were derived from the books and records of SPAC and each of the financial statements of SPAC that will be included or incorporated by reference in the Additional SPAC SEC Reports will be derived from the books and records of SPAC, in each case, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices.
(c) To the Knowledge of SPAC, neither the SEC nor any other Governmental Entity is conducting any investigation or review of any SPAC SEC Reports or Additional SPAC SEC Reports. No notice of any SEC review or investigation of SPAC or SPAC SEC Reports or Additional SPAC SEC Reports has been received by SPAC. Since the consummation of the initial public offering of SPAC’s securities, all comment letters received by SPAC from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of SPAC are publicly available on the SEC’s EDGAR website.
(d) Since the consummation of the initial public offering of SPAC’s securities, SPAC has timely filed all Certifications with respect to any of SPAC SEC Reports or Additional SPAC SEC Reports. As used in this Section 5.6(d), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(e) SPAC has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.
5.7. Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the incorporation of SPAC through the date of this Agreement, there has not been: (a) any SPAC Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of SPAC’s shares, or any purchase, redemption or other acquisition by SPAC of any of SPAC’s shares or any other securities of SPAC or any options, warrants, calls or rights to acquire any such shares or other securities; (c) any split, combination or reclassification of any of SPAC’s shares; (d) any material change by SPAC in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP (or any interpretation thereof) or Legal Requirements; (e) any change in the auditors of SPAC; (f) any issuance of shares of SPAC; or (g) any revaluation by SPAC of any of its assets, including any sale of assets of SPAC other than in the ordinary course of business.
5.8. Litigation. Except as would not, individually or in the aggregate, reasonably be expected to be material to SPAC, there is: (a) no pending or, to the Knowledge of SPAC, threatened Legal Proceeding, or to the Knowledge of SPAC, any investigation, against SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such, and to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding or investigation; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of SPAC, threatened audit, examination or investigation by any Governmental Entity against SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such, and to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such audit, examination or investigation; (c) no pending or threatened Legal Proceeding by SPAC against any third party; (d) no settlement or similar agreement that imposes any material ongoing obligation or restriction on SPAC; and (e) no Order imposed or, to the Knowledge of SPAC, threatened to be imposed upon SPAC or any of its respective properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such. There is no pending or, to the Knowledge of SPAC, threatened Legal Proceeding challenging or seeking to enjoin, alter or materially delay the Transactions.
5.9. Business Activities. Since its incorporation, SPAC has not conducted any business activities other than activities: (a) in connection with its organization and subsistence, including compliance with all applicable Legal Requirements; (b) in connection with its initial public offering; and (c) directed toward the accomplishment of a business combination. Except as set forth in the Governing Documents of SPAC, there is no Contract or Order binding upon SPAC or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted.
5.10. SPAC Material Contracts.
(a) Section 5.10(a) of the SPAC Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K) to which SPAC is party as of the date of this Agreement or by which any of its respective assets are bound (the “SPAC Material Contracts”).
(b) True, correct and complete copies of the SPAC Material Contracts have been delivered to or made available to the Company. Except for each SPAC Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (i) such SPAC Material Contracts are in full force and effect and represent the legal, valid and binding obligations of SPAC and, to the Knowledge of SPAC, represent the legal, valid and binding obligations of the other parties thereto, and, to the Knowledge of SPAC, are enforceable by SPAC in accordance with their terms (subject to the Enforcement Exceptions), and (ii) none of SPAC or, to the Knowledge of SPAC, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract.
5.11. SPAC Listing. The SPAC Public Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market (“NASDAQ”) under the symbol “EJFAU.” The SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “EJFA.” The SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “EJFAW.” There is no Legal Proceeding or investigation pending or, to the Knowledge of SPAC, threatened in writing against SPAC by the NASDAQ or the SEC with respect to any intention by NASDAQ or the SEC to deregister the SPAC Public

Units, the SPAC Class A Shares or SPAC Warrants or to terminate the listing of SPAC Public Units, SPAC Class A Shares or SPAC Warrants on the NASDAQ. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Public Units, the SPAC Class A Shares or SPAC Warrants under the Exchange Act.
5.12. Trust Account.
(a) As of the date of this Agreement, SPAC has at least $287,570,000.00 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) dated February 24, 2021, between SPAC and Continental Stock Transfer & Trust Company (“Continental Trust”), for the benefit of its public shareholders, with such funds invested in U.S. Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. The obligations of SPAC under this Agreement are not subject to any conditions regarding SPAC’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions.
(b) The Trust Agreement has not been amended or modified and, to the Knowledge of SPAC with respect to Continental Trust, is valid and in full force and effect and is enforceable in accordance with its terms (subject to the Enforcement Exceptions). SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, Continental Trust. There are no separate Contracts, side letters or other written understandings: (i) between SPAC and Continental Trust that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of SPAC, that would entitle any Person (other than shareholders of SPAC holding SPAC Shares sold in SPAC’s initial public offering who shall have elected to redeem their SPAC Shares pursuant to SPAC’s Governing Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem SPAC Shares in accordance with the provisions of SPAC’s Governing Documents. There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened in writing with respect to the Trust Account.
5.13. Taxes.
(a) All material Tax Returns required to be filed by or on behalf of SPAC have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by SPAC (whether or not shown on any Tax Return) have been fully and timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with U.S. GAAP.
(b) SPAC has complied in all material respects with all applicable Legal Requirements related to the withholding and remittance of all material amounts of Tax (including any related reporting and record-keeping requirements). SPAC has withheld from amounts owing or paid to any employee, creditor, shareholder or other Person all material amounts of Taxes required by applicable Legal Requirements to be withheld and paid over to the proper Governmental Entity in a timely manner all such withheld amounts.
(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Knowledge of SPAC is there any such claim, assessment, deficiency or proposed adjustment) against SPAC which has not been paid or fully resolved.
(d) No material Tax audit or other examination of SPAC by any Governmental Entity is presently in progress, nor has SPAC been notified in writing of any (nor to the Knowledge of SPAC is there any) request or threat for such an audit or other examination.
(e) There are no Liens for Taxes (other than Permitted Liens) upon any of the property or assets of SPAC.

(f) To the Knowledge of SPAC, SPAC has no liability for a material amount of unpaid Taxes that has not been accrued for or reserved on SPAC’s Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of SPAC in the ordinary course of business.
(g) SPAC (i) does not have any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and not primarily related to Taxes); (ii) is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and not primarily related to Taxes); and (iii) has not, since the formation of SPAC, ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.
(h) SPAC has not: (i) waived any statute of limitations in respect of material amounts of Taxes or consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than automatic extensions of time to file Tax Returns, which extension is still in effect and obtained in the ordinary course of business); or (ii) entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code for a taxable period for which the applicable statute of limitations remains open.
(i) SPAC has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(j) SPAC will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; or (iv) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements.
(k) Since the formation of SPAC, no claim has been made in writing (nor to SPAC’s Knowledge has any claim been made) by any Governmental Entity in a jurisdiction in which SPAC does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.
(l) The consummation of the Transactions will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No SPAC plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether oral or written, provides for a Tax gross-up, make-whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.
5.14. Information Supplied. The information relating to SPAC to be supplied by or on behalf of SPAC for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus will not, on the date of filing thereof or the date that it is first mailed to the SPAC Shareholders, as applicable, or at the time of the SPAC Special Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. The Registration Statement and the Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by SPAC with respect to the information that has been or will be supplied by the Company or any of its Representatives for inclusion in the Registration Statement or the Proxy

Statement/Prospectus or any projections or forecasts included therein. Notwithstanding anything herein to the contrary (including any representations and warranties set forth in this Section 5.14, SPAC makes no representations or warranties as to the information contained or to be contained in or omitted from the Registration Statement or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to SPAC by or on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement/Prospectus. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement or any other Transaction Agreement shall require counsel to the Company or the SPAC or their respective tax advisors to provide an opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code or otherwise qualifies for the Intended Tax Treatment.
5.15. Employees; Benefit Plans. As of the date of this Agreement, (a) SPAC does not have and has never had any employees, and has never had a director, officer, consultant, freelancer, independent contractor or sub-contractor who has not been properly classified as an independent contractor or employee, and no independent contractor has a basis for a claim or any other allegation that such Person was not properly classified as an independent contractor, and (b) SPAC does not and has never sponsored, maintained, contributed to or had any liability in respect of any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) or any retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, share purchase, employee share ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and all other employee benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether oral or written.
5.16. Insurance. Except for directors’ and officers’ liability insurance, SPAC does not maintain any insurance policies.
5.17. Intellectual Property. SPAC does not own, license or otherwise have any right, title or interest in any Intellectual Property. To the Knowledge of SPAC, SPAC does not infringe, misappropriate or violate any Intellectual Property of any other Person.
5.18. Title to Property. SPAC does not own or lease any real property or, other than cash, personal property. There are no options or other Contracts under which SPAC has a right or obligation to acquire or lease any interest in any real property or personal property.
5.19. Financing. SPAC represents that it is not a condition to the Closing or to any of its other obligations under this Agreement that SPAC obtain financing for or related to any of the Transactions except as expressly contemplated herein.
5.20. Board Approval; Shareholder Vote. The SPAC Board (including any required committee or subgroup of the SPAC Board) has unanimously: (a) determined that the Merger is in the best interests of SPAC, (b) approved this Agreement, the Merger and the other Transactions and (c) determined to recommend that the SPAC Shareholders vote to approve the SPAC Shareholder Matters. Other than the SPAC Shareholder Approval, no other corporate proceedings on the part of SPAC are necessary to approve the consummation of the Transactions.
5.21. Affiliate Transactions. Except as described in the SPAC SEC Reports under the heading “Related Party Transactions,” no Contract between SPAC, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of SPAC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing.
5.22. Brokers. Other than the Persons set forth in Section 5.22 of the SPAC Disclosure Letter, SPAC does not have any liability for brokerage, finders’ fees, agents’ commissions or any similar charges in connection with this Agreement or the Transactions on account of Contracts entered into by SPAC.
5.23. Residency.
(a) SPAC is a non-Israeli resident company that has no activities in Israel, and its activities are controlled and managed outside of Israel. None of SPAC’s directors, officers, managers and general managers is an Israeli resident.

(b) The Knowledge of SPAC, (i) the SPAC Sponsor is not an Israeli resident for Tax purposes, (ii) no more than twenty-five percent (25%) of the total number of all issued and outstanding shares of the SPAC Sponsor, in the aggregate, is held by any Persons who are Israeli residents for Tax purposes.
5.24. SPAC Working Capital Notes. There are no outstanding SPAC Working Capital Notes as of the date of this Agreement.
5.25. Disclaimer of Other Warranties. SPAC HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV OR IN ANY OTHER TRANSACTION AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SPAC OR ANY SPAC SPONSOR OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY OF THE GROUP COMPANIES OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY AND MERGER SUB IN ARTICLE IV OR BY THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN ANY OTHER TRANSACTION AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES IS MAKING OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (A) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO SPAC, ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (B) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (C) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO ANY OF THE GROUP COMPANIES OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. SPAC HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OR IN THE REPRESENTATIONS AND WARRANTIES IN ANY OF THE OTHER TRANSACTION AGREEMENTS OR ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO. SPAC ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE GROUP COMPANIES AND THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS, AND IN MAKING ITS DETERMINATION SPAC HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB EXPRESSLY SET FORTH IN THIS AGREEMENT AND THOSE EXPRESSLY SET FORTH IN THE OTHER TRANSACTION AGREEMENTS OR ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 5.25, CLAIMS AGAINST THE COMPANY WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD (AS DEFINED HEREIN).
ARTICLE VI

CONDUCT PRIOR TO THE CLOSING DATE
6.1. Conduct of Business by the Company and the Company Subsidiaries.
(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall, and shall cause each of the Company Subsidiaries to, carry on its business in the ordinary course of business, except: (i) to the extent that SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (ii) as required by applicable Legal Requirements (including any COVID-19

Measure) or any Governmental Entity or as reasonably necessary in light of COVID-19; (iii) as expressly required, permitted or contemplated by this Agreement or any of the other Transaction Agreements (including in connection with the PIPE Investment or the Capital Restructuring); (iv) for taking the actions to effect the internal restructuring of the Group Companies in substantially the same manner as described in Section 6.1(a)(iv) of the Company Disclosure Letter; or (v) as set forth in Section 6.1(a)(v) of the Company Disclosure Letter. Notwithstanding the foregoing, no action or failure to take action with respect to matters specifically addressed by any of the provisions of Section 6.1(b) shall constitute a breach under this Section 6.1(a) unless such action or failure to take action would constitute a breach of such provision of Section 6.1(b) and this Section 6.1(a).
(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, except (w) to the extent that SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as required by applicable Legal Requirements (including any COVID-19 Measure) or any Governmental Entity or as reasonably necessary in light of COVID-19; (y) as expressly required, permitted or contemplated by this Agreement or any of the other Transaction Agreements (including in connection with the PIPE Investment or the Capital Restructuring); or (z) as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:
(i) except for transactions solely among the Company and any of the Company Subsidiaries, (1) declare, set aside or pay any dividends on or make any other distributions (whether in cash, shares, other equity securities or property) in respect of any share capital or other equity security of any Group Company (other than distributions made by any direct or indirect wholly-owned Subsidiaries of the Company to the Company or any of its other direct or indirect wholly-owned Subsidiaries) or (2) grant, issue or sell, or authorize the grant, issuance or sale of, any share capital or equity security of any Group Company, other than grants to directors, officers, independent contractors and employees (including new hires) made subject to the terms of the Company Share Plans;
(ii) grant any cash bonus, cash change in control award, cash transaction bonus, or analogous cash payment to any of the Founders or their Affiliates in excess of $20,000,000 in the aggregate;
(iii) amend its Governing Documents in any material respect other than to provide for grants of equity or equity-based compensation awards to directors, officers, independent contractors and employees made subject to the terms of the Company Share Plans;
(iv) create, incur, assume, guarantee or otherwise become liable for, any indebtedness for borrowed money incurred after the date hereof in excess of $500,000,000 other than (1) indebtedness not to exceed $1,500,000,000 in the aggregate, for nonrecourse, warehouse-type debt incurred by the Company or any Subsidiaries of the Company in the ordinary course of business (any such indebtedness, “Warehouse Debt”), (2) guarantees of Warehouse Debt of any Subsidiaries of the Company or guarantees by any Subsidiaries of the Company of Warehouse Debt of the Company, (3) any transaction between the Company or any of its direct or indirect wholly-owned Subsidiaries, on the one hand, and any other direct or indirect wholly-owned Subsidiary of the Company, on the other hand, (4) indebtedness of the Company or any of its Subsidiaries with liquidity providers, payment processors, funds, pooled investment vehicles or accounts managed, advised or sponsored by the Company or any of its Subsidiaries that may be necessary for the ordinary course operation of the business of any Group Company and (5) any indebtedness, any guarantees of indebtedness or risk retention interest held by any funds, pooled investment vehicles or accounts managed, advised or sponsored by the Company or any of its Subsidiaries in the ordinary course of business;
(v) split, combine, subdivide, reclassify, redeem, purchase or otherwise acquire any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries, except for (1) acquisitions of any share capital of the Company in connection with the “net-settlement” exercise of Company Options, (2) the acquisition by the Company or any of its Subsidiaries of any shares of restricted stock (other than pursuant to subsection (1)) of the Company or its Subsidiaries in connection with the forfeiture or cancellation thereof, and (3) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;
(vi) effect, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up of the Company;
(vii) (1) enter into or modify in any material respect any Contract between the Company or any of its Subsidiaries, on the one hand, and a Related Party, on the other hand, other than such a Contract on arms-length terms (each, an “Affiliate Agreement”) or (2) make any payment, distribution, loan or other transfer of value to any Related Party, other than (A) payments to employees in the ordinary course of business and (B) payments pursuant to Affiliate Agreements set forth on Section 6.1(b)(vii) of the Company Disclosure Letter;
(viii) change (or request to change) any material method of accounting for Tax purposes other than in the ordinary course of business; or
(ix) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.1(b)(i) through Section 6.1(b)(viii).
(c) Other than SPAC’s right to consent or withhold consent with respect to the foregoing matters (which consent shall not be unreasonably withheld, conditioned or delayed), nothing contained in this Agreement shall give to SPAC or any of its Affiliates, directly or indirectly, any right to control the Company or any of its Subsidiaries or direct the operation of any of their respective businesses during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing.
6.2. Conduct of Business by SPAC.
(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, SPAC shall carry on its business in the ordinary course of business, except: (w) to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as required by applicable Legal Requirements (including any COVID-19 Measure) or any Governmental Entity or as reasonably necessary in light of COVID-19; (y) as expressly required, permitted or contemplated by this Agreement or any of the other Transaction Agreements (including in connection with the PIPE Investment or the Capital Restructuring); or (z) as set forth in Section 6.2(a) of the SPAC Disclosure Letter. Notwithstanding the foregoing, no action or failure to take action with respect to matters specifically addressed by any of the provisions of Section 6.2(b) shall constitute a breach under this Section 6.2(a) unless such action or failure to take action would constitute a breach of such provision of Section 6.2(b) and this Section 6.2(a).
(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, except (w) to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as required by applicable Legal Requirements (including any COVID-19 Measure) or any Governmental Entity or as reasonably necessary in light of COVID-19; (y) as expressly required, permitted or contemplated by this Agreement or any of the other Transaction Agreements (including in connection with the PIPE Investment or the Capital Restructuring); or (z) as set forth in Section 6.2(b) of the SPAC Disclosure Letter, SPAC shall not, and shall cause its Subsidiaries not to, do any of the following:
(i) declare, set aside or pay dividends on or make any other distributions (whether in cash, shares, equity securities or property) in respect of any shares, warrant or other equity security or split, combine or reclassify any shares, warrant or other equity security, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares or warrant, or effect any like change in capitalization;
(ii) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of SPAC, the Company or any of Company Subsidiaries;
(iii) acquire or establish any Subsidiary;

(iv) grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares or other equity securities or any securities convertible into or exchangeable for shares or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such or equity securities or convertible or exchangeable securities;
(v) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of SPAC;
(vi) amend its Governing Documents in any material respect;
(vii) voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties of SPAC;
(viii) (A) create, incur, assume, guarantee or otherwise become liable for, any indebtedness for borrowed money, other than intercompany debt and debt to effect any securitizations; (B) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; (C) make a loan or advance to, or capital contribution or investment in, any Person; (D) issue any SPAC Working Capital Notes; or (E) enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business;
(ix) except as required by U.S. GAAP (or any interpretation thereof) or applicable Legal Requirements, make any change in accounting methods, principles or practices;
(x) except in the ordinary course of business, (A) make, change or revoke any material Tax election; or (B) change (or request to change) any material method of accounting for Tax purposes;
(xi) create any Liens on any material property or material assets of SPAC;
(xii) liquidate, dissolve, reorganize or otherwise wind up the business or operations of SPAC;
(xiii) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, shareholders or other Affiliates (other than its Subsidiaries), other than (A) payments or distributions relating to obligations in respect of arm’s-length commercial transactions or (B) reimbursement for reasonable expenses;
(xiv) hire any employee, officer, consultant, freelancer, independent contractor or sub-contractor, or adopt or enter into any employee benefit or compensatory plan, policy, program, agreement, trust or arrangement, in each case, other than in the ordinary course of business;
(xv) modify or amend the Trust Agreement or enter into or amend any other agreement related to the Trust Account;
(xvi) incur (or otherwise take any action that would reasonably be expected to incur) SPAC Transaction Costs in excess of the aggregate amount of the estimated SPAC Transaction Costs set forth on Section 6.2(b)(xvi) of the SPAC Disclosure Letter (the “SPAC Transaction Expenses Cap”); provided, that SPAC will not be in breach of this clause (xvi) to the extent SPAC Sponsor performs its obligations under the Expenses Side Letter;
(xvii) other than in the ordinary course of business (i) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, retention or termination payment to any director, officer other employee, consultant, freelancer, independent contractor or sub-contractor of SPAC, (ii) take any action to accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any director, officer, other employee of SPAC, or (iii) take any action to materially increase any compensation or material benefits of any director, officer, other employee, consultant, freelancer, independent contractor or sub-contractor of SPAC; or

(xviii) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.2(b)(i) through Section 6.2(b)(xvii).
(c) Other than the Company’s right to consent or withhold consent with respect to the foregoing matters (which consent shall not be unreasonably withheld, conditioned or delayed), nothing contained in this Agreement shall give to the Company, Merger Sub or any of their respective Affiliates, directly or indirectly, any right to control SPAC or any of its Subsidiaries or direct the operation of any of their respective businesses during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing.
6.3. Requests for Consent. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that (a) an email from the Company to one (1) or more of the individuals (or such other persons as SPAC may specify by notice to the Company) set forth on Section 6.3 of the SPAC Disclosure Letter specifically requesting consent under Section 6.1 shall constitute a valid request by the Company, and an email from any such individual providing a consent in response to such request shall constitute a valid consent, for all purposes under Section 6.1 and (b) an email from SPAC to one (1) or more of the individuals (or such other persons as the Company may specify by notice to SPAC) set forth on Section 6.3 of the Company Disclosure Letter specifically requesting consent under Section 6.2 shall constitute a valid request by SPAC, and an email from any such individual providing a consent in response to such request shall constitute a valid consent, for all purposes under Section 6.2.
6.4. Advisory Client Consents. As promptly as reasonably practical following the date of this Agreement, the Company and/or the Adviser Subsidiary shall send a notice to each Advisory Client informing such Advisory Client of the transactions contemplated by this Agreement and use their respective commercially reasonable efforts to seek the consent of each such Advisory Client, in accordance with the requirements of its Advisory Contract and applicable law, to the “assignment” (as defined in the Investment Advisers Act) of such Advisory Contract resulting from the change in ownership of the Adviser Subsidiary upon the consummation of the transactions contemplated hereby (it being understood that, except to the extent the applicable Advisory Contract or applicable law requires consent to such assignment to be obtained in writing, the implied or “negative” consent of the applicable Advisory Client to such assignment shall be deemed sufficient). For the avoidance of doubt, under no circumstances shall the Company or any of its Subsidiaries be required to make any payment or provide any other benefit to any Advisory Client to obtain such Advisory Client’s consent, and the failure to obtain any such consent shall not, individually or in the aggregate, constitute the failure to satisfy any condition to the obligation of any party hereto to consummate the transactions contemplated by this Agreement.
ARTICLE VII

ADDITIONAL AGREEMENTS
7.1. Registration Statement; Proxy Statement/Prospectus.
(a) As promptly as practicable following the execution and delivery of this Agreement, the Company and SPAC shall, in accordance with this Section 7.1, jointly prepare and the Company shall file with the SEC a mutually agreed upon (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable) (i) registration statement on Form F-4 (as such filing is amended or supplemented, the “Registration Statement”) for the purpose of registering under the Securities Act the offer and sale of the Class A Company Ordinary Shares to be issued as the Merger Consideration and the Company Warrants and (ii) proxy statement/prospectus to be filed with the SEC as part of the Registration Statement and sent to the SPAC Shareholders relating to the SPAC Special Meeting (such proxy statement/prospectus, together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”), both of which shall comply as to form, in all material respects, with the provisions of the Securities Act and Exchange Act (as applicable), for the purpose of (A) providing the SPAC Shareholders with notice of the opportunity to redeem SPAC Class A Shares (the “SPAC Shareholder Redemption”) and (B) soliciting proxies from the SPAC Shareholders to vote at the SPAC Special Meeting in favor of the SPAC Shareholder Matters. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement or Proxy Statement/Prospectus, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to the Company or SPAC or their respective tax advisors to provide an opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code or otherwise qualifies for the Intended Tax Treatment.
(b) Each of the Company and SPAC shall use their respective commercially reasonable efforts to (i) cause the Registration Statement (including the Proxy Statement/Prospectus), when filed, to comply in all material respects with all applicable Legal Requirements, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Registration Statement (including the Proxy Statement/Prospectus), (iii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after the date on which the Registration Statement is initially filed with the SEC and (iv) keep the Registration Statement effective for so long as necessary to complete the Reclassification and the Merger.
(c) If, at any time prior to the SPAC Special Meeting, any information relating to SPAC or the Company, or any of their respective Affiliates, officers or directors, is discovered by SPAC or the Company which is required to be set forth in an amendment or supplement to the Registration Statement so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly inform the other Parties and each of SPAC and the Company shall cooperate reasonably in connection with preparing an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by law, disseminating such information to the SPAC Shareholders.
(d) The Company and SPAC shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws. The Company and SPAC agree to use commercially reasonable efforts to promptly provide the other Party with all information in its possession concerning the business, management, operations and financial condition of such Party reasonably requested by the other Party for inclusion in the Registration Statement. The Company and SPAC shall cause the officers and employees of such Party to be reasonably available, during such Party’s normal business hours, to the other Party and its counsel, auditors and other advisors in connection with the drafting of the Registration Statement and responding in a timely manner to comments on the Registration Statement from the SEC.
7.2. SPAC Shareholder Approval.
(a) SPAC shall, prior to the Proxy Statement/Prospectus Clearance Date, set a record date that is mutually agreed upon by SPAC and the Company (the “SPAC Record Date”) for determining the SPAC Shareholders entitled to attend the SPAC Special Meeting. SPAC shall timely commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act. Promptly following the Proxy Statement/Prospectus Clearance Date, SPAC shall file the definitive Proxy Statement/Prospectus with the SEC and cause the Proxy Statement/Prospectus to be mailed to each SPAC Shareholder of record as of the SPAC Record Date.
(b) SPAC shall, as promptly as practicable following the Proxy Statement/Prospectus Clearance Date, duly call, give notice of and hold an extraordinary general meeting of the SPAC Shareholders (the “SPAC Special Meeting”) for the purpose of obtaining the SPAC Shareholder Approval, which meeting shall be held not more than thirty (30) days after the Proxy Statement/Prospectus Clearance Date and in any event prior to the Outside Date. Without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the SPAC Shareholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Shareholders at the SPAC Special Meeting; provided, that, notwithstanding the foregoing, SPAC may propose other matters to be acted on by the SPAC Shareholders at the SPAC Special Meeting if it reasonably determines that such other matters are reasonably necessary in order to consummate the Transactions. SPAC shall use commercially reasonable efforts to obtain the SPAC Shareholder Approval at the SPAC Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements for the purpose of seeking the SPAC Shareholder Approval. Subject to the proviso in the immediately following sentence, SPAC shall include the SPAC Recommendation in the Proxy Statement/Prospectus. The SPAC Board shall not (and no committee or subgroup of the SPAC Board shall) (i) (A) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, any previous recommendation of the Transaction or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Acquisition Proposal (any action described in the foregoing clause (i)(A) or (i)(B), a “Change in Recommendation”); provided, that the SPAC Board may make a Change in Recommendation prior to receipt of the SPAC Shareholder Approval if it determines in good faith that it is required to do so in order to comply with fiduciary duties under Legal Requirements of the Cayman Islands; provided, further, that even if the SPAC Board makes a Change in Recommendation in accordance with this Section 7.2(b), SPAC shall comply with its obligations in the first two (2) sentences of this Section 7.2(b) and in Section 7.2(c).
(c) Notwithstanding anything to the contrary contained in this Agreement, SPAC shall not postpone or adjourn the SPAC Special Meeting except in accordance with this Section 7.2(c). SPAC shall be entitled to (subject to the approval of the SPAC Special Meeting where required in the case of an adjournment) (and, in the case of the following clauses (iii) and (iv), at the request of the Company, SPAC shall) postpone or adjourn the SPAC Special Meeting: (i) after consultation with the Company, to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the SPAC Board has determined in good faith is required by applicable Legal Requirements is disclosed and promptly disseminated to the SPAC Shareholders prior to the SPAC Special Meeting to the extent required by applicable Legal Requirements; (ii) if, as of the time for which the SPAC Special Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient SPAC Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Special Meeting; (iii) to seek withdrawals of redemption requests from the SPAC Shareholders if SPAC or the Company reasonably expects that the condition set forth in Section 8.2(e) would not be satisfied at the Closing; or (iv) in order to solicit additional proxies from the SPAC Shareholders for purposes of obtaining approval of the SPAC Shareholder Matters; provided that in the event of a postponement or adjournment pursuant to the foregoing clauses (i) or (ii) the SPAC Special Meeting shall be reconvened as promptly as practicable, to the extent permitted under the SPAC Memorandum and Articles of Association, following such time as the matters described in such clauses have been resolved; provided, further, that, without the consent of the Company, in no event shall SPAC adjourn the SPAC Special Meeting for more than fifteen (15) days later than the most recently adjourned meeting or to a date that is beyond four (4) Business Days prior to the Outside Date; and, provided, further, that in no event shall SPAC be required to postpone or adjourn the SPAC Special Meeting more than three (3) times.
7.3. Company Shareholder Approval. The Company shall, as promptly as practicable following the Proxy Statement/Prospectus Clearance Date, duly call, give notice of and hold a special meeting of the Company Shareholders (the “Company Special Meeting”) for the purpose of obtaining the approval of the Company Shareholder Matters, which meeting shall be held not more than thirty (30) days after the Proxy Statement/Prospectus Clearance Date and in any event prior to the Outside Date. Without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company Shareholder Matters shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the Company Shareholders at the Company Special Meeting; provided, that, notwithstanding the foregoing, the Company may propose other matters to be acted on by the Company Shareholders at the Company Special Meeting if it reasonably determines that such other matters are reasonably necessary in order to consummate the Transactions. The Company shall use commercially reasonable efforts to obtain the approval of the Company Shareholder Matters at the Company Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements for the purpose of seeking the approval of the Company Shareholder Matters. Subject to the proviso in the immediately following sentence, the Company shall make the Company Recommendation to the Company Shareholders at the appropriate time prior to or during the Company Special Meeting. The Company Board shall not (and no committee or subgroup of the Company Board shall) make a Change in Recommendation; provided, that the Company Board may make a Change in Recommendation prior to receipt of the Company Shareholder Approval if it is required to do so by their fiduciary duties under Israeli Law; provided, further, that even if the Company Board makes a Change in Recommendation in accordance with this Section 7.3, the Company shall still hold the Company Special Meeting, and the Company shall comply with its obligations in the first two (2) sentences of this Section 7.3.

7.4. Certain Regulatory Matters.
(a) Each of the Parties shall use commercially reasonable efforts to (and SPAC shall direct SPAC Sponsor to use commercially reasonable efforts to) take, or cause to be taken, or to do or cause to be done, all actions and things necessary or advisable to consummate and make effective as promptly as practicable the Transactions. Without limiting the generality of the foregoing, as promptly as practicable following the date of this Agreement, the Parties shall make, and, if applicable, SPAC shall direct SPAC Sponsor to make, all filings, notices, waiver requests, applications and other submissions to any Governmental Entity (the “Required Regulatory Filings”) that are necessary or advisable in connection with all consents, approvals, orders, authorizations, clearances, licenses, waivers and exemptions that are necessary, proper or advisable to be obtained with respect to the Transactions (the “Required Regulatory Approvals”). The Parties shall promptly and in good faith respond to all information requested of them by any Governmental Entity in connection with such Required Regulatory Filings and otherwise reasonably cooperate in good faith with each other and such Governmental Entities in connection with the Required Regulatory Filings and obtaining the Required Regulatory Approvals. Each Party will (and SPAC shall direct SPAC Sponsor to) promptly furnish to the other Party such information and assistance as the other may reasonably request in connection with its preparation of any Required Regulatory Filings (including, in the case of SPAC, providing any required information concerning SPAC Sponsor) and will take all other commercially reasonable actions necessary or advisable to cause the expiration or termination of any applicable waiting periods with respect to any Required Regulatory Approval as soon as practicable. Unless prohibited by any applicable Legal Requirement or Governmental Entity, the Company shall promptly furnish to SPAC, and SPAC shall (and SPAC shall direct SPAC Sponsor to) promptly furnish to the Company, copies of any notices or substantive written communications received by such Party or any of its Affiliates from any Governmental Entity with respect to the Transactions, and each Party shall permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party and/or its Affiliates to any Governmental Entity concerning the Transactions; provided that none of the Parties shall enter into any binding agreement with any Governmental Entity with respect to the Transactions without the written consent of the other Parties. To the extent not prohibited by any applicable Legal Requirement, the Company agrees to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel (and, if applicable, to direct SPAC Sponsor to provide to the Company and its counsel), the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates (including, in the case of SPAC, the SPAC Sponsor), agents or advisors, on the one hand, and any Governmental Entity, on the other hand, concerning or in connection with the Transactions. Each of the Company and SPAC may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section 7.4(a) as “counsel only” and any such sensitive materials, as well as the information contained therein, shall be provided only to a receiving party’s outside and in-house counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information. No Party shall (and SPAC shall direct SPAC Sponsor not to) willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any of the Required Regulatory Approvals. SPAC shall be responsible for any acts or omissions of SPAC Sponsor that are not in accordance with the terms of this Section 7.4(a).
(b) As promptly as practicable (and in any event within ten (10) Business Days) following the date hereof, the Company shall prepare and file with the ITA an application to receive the Merger Consideration Tax Ruling and the Capital Restructuring Tax Ruling (the “Specified Tax Approvals”). The Company shall use commercially reasonable efforts to obtain the Specified Tax Approvals. SPAC and the Company shall reasonably cooperate with each other with respect to obtaining the Specified Tax Approvals. Without limiting the generality of the foregoing, the Company and SPAC and their respective Israeli counsels shall cooperate with respect to all filings, notices, waiver requests, applications and other submissions to the ITA that are necessary or advisable in connection with the Specified Tax Approvals (the “Specified Filings”). Each Party will (and SPAC shall direct SPAC Sponsor to) promptly furnish to the other Party such information and assistance as such other Party may reasonably request in connection with its preparation of any Specified Filings (including by providing any required information concerning SPAC Sponsor). For the avoidance of doubt, the Company shall not file any Specified Filings without first consulting with SPAC’s Israeli counsel and granting it the opportunity to review, comment on and approve such filing. The Company shall keep the SPAC and its Israeli counsel reasonably updated of any discussions, meetings, significant conference calls, material correspondences and any exchange of drafts with the ITA relating to the Specified Filings or the Specified Tax Approvals. In connection with obtaining any Specified Tax Approval, each of the Company and SPAC may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section 7.4(b) as “counsel only” and any such sensitive materials, as well as the information contained therein, shall be provided only to a receiving party’s outside and in-house counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information. No Party shall (and SPAC shall direct SPAC Sponsor not to) willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any of the Specified Tax Approvals. The final text of the Specified Tax Approvals shall be subject to the approval of SPAC, if such Specified Tax Approval includes any condition, restriction, obligation or liability applicable to any SPAC Party; provided, however, that SPAC may not withhold its approval with respect to the Merger Consideration Tax Ruling on the ground that such ruling (i) does not specify that any SPAC Shareholder that was a shareholder of SPAC prior to the initial public offering of SPAC or that is a 5% Holder is not subject to Israeli tax with respect to any portion of the Trust Account, the Merger Consideration or the Company Warrants payable or otherwise deliverable pursuant to this Agreement, by virtue of Section 104H of the Ordinance, or (ii) does not provide an exemption from withholding with respect to any portion of the Trust Account, the Merger Consideration or the Company Warrants payable or otherwise deliverable to any SPAC Shareholder that was a shareholder of SPAC prior to the initial public offering of SPAC or that is a 5% Holder. If either the Merger Consideration Tax Ruling or the Capital Restructuring Tax Ruling is obtained, the Company shall promptly provide to SPAC a copy of such Merger Consideration Tax Ruling or the Capital Restructuring Tax Ruling, as applicable, including a copy of any executed consent letter delivered to the ITA in accordance with the provisions of such Merger Consideration Tax Ruling or the Capital Restructuring Tax Ruling, as applicable. If the Capital Restructuring Tax Ruling is not timely obtained, the Parties shall cooperate in good faith to effectuate the alternative Capital Restructuring as set forth in Section 7.4(b) of the Company Disclosure Letter.
(c) In connection with the Transactions contemplated hereby, each of the Company and SPAC shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and SPAC shall substantially comply with any Antitrust Information or Document Requests. Each of the Company and SPAC shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act (unless any announcement from the applicable Governmental Entities to the effect that early termination of any waiting period under the HSR Act is temporarily suspended remains in effect) and exercise its commercially reasonable efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Order which would prohibit, make unlawful or delay the consummation of the Transactions contemplated hereby.
(d) Nothing in this Section 7.4 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with SPAC’s and the Company’s prior written consent.
(e) Any filing fees required by Governmental Entities, including with respect to the Required Regulatory Approvals, any Specified Tax Approval or any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, shall be borne fifty percent (50)% by SPAC and fifty percent (50)% by the Company.

(f) Without limiting the Parties’ obligations under this Section 7.4, in the event that SPAC and the Company disagree, with respect to matters relating to the Required Regulatory Filings, Required Regulatory Approvals, Specified Tax Approvals, Specified Filings, the HSR Act or any filing with any Governmental Entity, the Company’s decision shall control so long as such decision does not result in a disproportionately adverse effect on SPAC or SPAC Parties.
7.5. Other Filings; Press Release.
(a) As promptly as practicable after execution of this Agreement, SPAC will prepare and file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”). SPAC shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith. SPAC shall not file the Signing Form 8-K with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), unless otherwise required to do so pursuant to applicable Legal Requirements.
(b) Promptly after the execution of this Agreement, SPAC and the Company shall also issue a mutually agreed upon joint press release announcing the execution of this Agreement.
7.6. Confidentiality; Communications Plan; Access to Information.
(a) The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference. As of the Effective Time, the Confidentiality Agreement will automatically terminate; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms until the one (1) year anniversary of the date this Agreement is terminated.
(b) SPAC and the Company shall reasonably cooperate in good faith to create and implement a mutually agreed upon (such agreement not to be unreasonably withheld, conditioned or delayed) communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by SPAC or any of its Affiliates, or SPAC, in the case of a public announcement by the Company or any of its Affiliates (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) for routine disclosures to Governmental Entities made by the Company in the ordinary course of business; (ii) if such announcement or other communication is required by applicable Legal Requirements (provided that, to the extent permitted by applicable Legal Requirements, the disclosing Party first shall, to the extent reasonably practicable, allow such other Parties to review such public announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith); (iii) subject to this Section 7.6, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential, without the consent of any other Party; (iv) in the case of the Company, communications to banks, customers or suppliers of the Group Companies as the Company determines in good faith to be reasonably appropriate for purposes of seeking any consents and approvals required in connection with the Transactions and are made subject to an obligation of confidentiality; (v) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.4 or this Section 7.6(b); (vi) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (vii) to enforce any of their respective rights or comply with any of their respective obligations under this Agreement or any other Transaction Agreement.
(c) From the date hereof until the Closing and subject to the Confidentiality Agreement, the Company will afford SPAC and its financial advisors, accountants, counsel and other representatives reasonable access during the Company’s normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Group Companies, as SPAC may reasonably request solely for purposes of facilitating the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of such Group Companies; provided, further, that such access may be limited to the extent the Company reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access could jeopardize the health and safety of any employee of the Group Companies. From the date hereof until the Closing and subject to the Confidentiality Agreement, SPAC will afford the Company and its financial advisors, accountants, counsel and other representatives reasonable access during SPAC’s normal business hours, upon reasonable notice, to the properties, books, records and personnel of SPAC, as the Company may reasonably request solely for purposes of facilitating the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of SPAC; provided, further, that such access may be limited to the extent SPAC reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access could jeopardize the health and safety of any employee of SPAC or the SPAC Sponsor. Notwithstanding anything to the contrary set forth in this Section 7.6(c), no Party shall be required to take any action, provide any access or furnish any information that such Party in good faith reasonably believes would be reasonably likely to (i) cause or constitute a waiver of the attorney-client or other privilege, (ii) violate any applicable Legal Requirement, or (iii) violate any Contract to which such Party is a party or bound; provided, that the Parties agree to use commercially reasonable efforts to make alternative arrangements to allow for such access or furnishings in a manner that does not result in the events set out in the foregoing clauses (i) through (iii).
7.7. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, and without limiting the obligations of any Party under Section 7.4, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using commercially reasonable efforts to: (a) cause the conditions set forth in Article VIII to be satisfied prior to the Outside Date; (b) defend any Actions challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (c) execute and deliver any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions.
7.8. Company and SPAC Securities Listings.
(a) From the date hereof through the Closing, SPAC shall use its commercially reasonable efforts to ensure that SPAC remains listed as a public company on, and for SPAC Class A Shares and Public Warrants (but, in the case of Public Warrants, only to the extent issued as of the date hereof) to be listed on, NASDAQ. Prior to the Closing Date, SPAC shall cooperate with the Company and use commercially reasonable efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Class A Shares and Public Warrants to be delisted from NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.
(b) From the date hereof through the Closing, SPAC will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Legal Requirements.
(c) The Company will use its commercially reasonable efforts to cause: (i) the Company’s initial listing application with NASDAQ in connection with the Transactions to have been approved; (ii) the Company to satisfy all applicable initial listing requirements of NASDAQ; and (iii) the Class A Company Ordinary Shares and the Company Warrants issuable in accordance with this Agreement, including in the Merger, to be approved for listing on NASDAQ (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the Proxy Statement/Prospectus Clearance Date, and in any event prior to the Effective Time.
7.9. No Claim Against Trust Account. The Company acknowledges and understands that SPAC has established the Trust Account for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another business combination, are not consummated by March 1, 2023 or such later date as approved by the shareholders of SPAC to complete a business combination, SPAC will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, for and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company (on behalf of itself and its Subsidiaries) hereby irrevocably waives any past, present or future right, title, interest or claim of any kind that it has or may have in the future in or to the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with SPAC; provided, that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against assets of SPAC held outside the Trust Account or pursuant to Section 11.6 for specific performance or other equitable relief in connection with the Transactions. This Section 7.9 shall survive the termination of this Agreement for any reason.
7.10. No Solicitation.
(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of SPAC and the Company shall not, and shall cause its respective Subsidiaries not to, and shall direct its Representatives not to, directly or indirectly, other than as contemplated by this Agreement: (i) solicit, initiate or knowingly encourage any inquiries or proposals by, or provide any non-public information to, any Person (other than the Company, SPAC and their respective Representatives) concerning any Alternative Acquisition Proposal; (ii) enter into or continue any discussions, negotiations or transactions with or respond to any inquiries or proposals by any Person (other than the Company, SPAC and their respective Representatives) concerning any Alternative Acquisition Proposal; or (iii) enter into any agreement regarding any Alternative Acquisition Proposal. For purposes of this Agreement, “Alternative Acquisition Proposal” shall mean (i) with respect to SPAC, any merger, consolidation, purchase of controlling ownership interests or all or substantially all of the assets of, by or otherwise involving SPAC, or any recapitalization or other business combination transaction involving SPAC or (ii) with respect to the Company, any inquiry, proposal or offer from any Person (other than SPAC) relating to (A) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (1) five percent (5%) or more of the Outstanding Company Equity Securities or (2) twenty-five percent (25%) or more (based on the fair market value thereof, as determined by the Company Board) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, (B) any tender offer or exchange offer that, if consummated, would result in any Person owning, directly or indirectly, five percent (5%) or more of the Outstanding Company Equity Securities or (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any Person (other than SPAC) would own, directly or indirectly, five percent (5%) or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in the case of the foregoing clauses (A), (B) and (C), the Transactions or any such transaction by the Company or its Subsidiaries in the ordinary course of business that would not be a breach of Section 6.1(b)(i).
(b) Each Party shall promptly notify the other Parties if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to an Alternative Acquisition Proposal (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement.
7.11. Trust Account. Upon satisfaction or, to the extent permitted by applicable Legal Requirement, waiver of the conditions set forth in Article VIII and provision of notice thereof to Continental Trust (which notice SPAC shall provide to Continental Trust in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC: (i) shall cause the documents, opinions and notices required to be delivered to Continental Trust pursuant to the Trust Agreement to be so delivered, including providing Continental Trust with the termination letter substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”); and (ii) shall make all appropriate arrangements to cause Continental Trust to distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to each SPAC Shareholder who properly elects to have such SPAC Shareholder’s SPAC

Class A Shares redeemed for cash in accordance with the provisions of SPAC’s Governing Documents; (B) to pay all SPAC Transaction Costs and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
7.12. Director and Officer Matters.
(a) The Company and the Surviving Company agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of SPAC (each, together with such person’s heirs, executors or administrators, a “SPAC D&O Indemnified Party”), as provided in its Governing Documents and any indemnification agreement with such SPAC D&O Indemnified Party, in each case, as in effect as of immediately prior to the date of this Agreement, shall survive the Closing until the six (6) year anniversary of the Closing. For a period of six (6) years from the Closing Date, (i) the Surviving Company shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of SPAC’s Governing Documents and any indemnification agreement with such SPAC D&O Indemnified Party, in each case, as in effect immediately prior to the Closing Date (such provisions, the “D&O Indemnification Provisions”), (ii) the Surviving Company shall not amend, repeal or otherwise modify any such D&O Indemnification Provisions in any manner that would adversely affect the rights thereunder of any SPAC D&O Indemnified Party and (iii) the Company shall honor and guarantee all payments required to be made by the Surviving Company with respect to all such D&O Indemnification Provisions to the fullest extent permissible under Israeli or Cayman Islands law, including by funding the payment obligations of the Surviving Company pursuant thereto; provided, however, that all rights to exculpation, indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim, to the fullest extent permissible under Israeli or Cayman Islands law.
(b) Prior to the Closing, SPAC shall purchase pre-paid non-cancellable “tail” or “runoff” directors’ and officers’ liability insurance (the “SPAC D&O Tail Policy”) in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, including the transactions contemplated hereby, covering each such Person that is covered by SPAC’s directors’ and officers’ liability insurance policies in effect as of the date of this Agreement on terms and conditions, including retentions and amounts, no less favorable in the aggregate than those of SPAC’s directors’ and officers’ liability insurance policies in effect on the date of this Agreement for the six (6) year period following the Closing. The Surviving Company shall maintain the SPAC D&O Tail Policy in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Company, as applicable, to the fullest extent permissible under Israeli or Cayman Islands law, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.12(b).
(c) The rights of each SPAC D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of SPAC, any other indemnification arrangement, any Legal Requirement or otherwise. The provisions of this Section 7.12 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the SPAC D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.12.
(d) If the Surviving Company or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 7.12.
(e) The Senior Management Team shall be the senior management team of the Surviving Company from and after the Effective Time, and will continue to serve in their existing positions with substantially similar employment arrangements at the Surviving Company.
7.13. Tax Matters.
(a) Transfer Taxes. Notwithstanding anything herein to the contrary (except as otherwise provided in Section 3.3 related to exchange procedures), transfer, documentary, sales, use, stamp, registration, excise, recording, value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be paid by the Company. Unless otherwise required by applicable Legal Requirement, the Company shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company and SPAC shall reasonably cooperate with respect thereto as necessary).
(b) FIRPTA Matters. On the Closing Date, SPAC shall provide the Company with a certificate prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in SPAC is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); provided that notwithstanding anything to the contrary, in the event SPAC fails to deliver such certificate, the Transaction shall nonetheless be able to close and the Company shall be entitled to make a proper withholding of Tax to the extent required by applicable Legal Requirements.
7.14. Subscription Agreements. The Company will not amend any Subscription Agreement or waive any provision thereto in any manner that is material and adverse to SPAC without the prior written consent of SPAC.
7.15. Section 16 Matters. Prior to the Effective Time, the SPAC Board shall take all reasonable steps as may be required or permitted to cause any disposition of the SPAC Shares that occurs or is deemed to occur by reason of or pursuant to the Merger by each director and officer of SPAC who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.
7.16. Board of Directors. The Parties shall take all action necessary so that the Company Board, immediately after the Effective Time (the “Closing Company Board”) shall include (a) Emanuel Friedman (the “Sponsor Director”) and (b) a number of additional directors to be determined by the Company before the Closing in consultation with SPAC, consistent with applicable SEC and exchange rules and applicable Legal Requirements. In furtherance of SPAC’s cooperation obligations under the foregoing sentence, prior to the Proxy Statement/Prospectus Clearance Date, SPAC shall provide the Company with a duly completed director questionnaire with respect to the Sponsor Director in form and substance reasonably acceptable to the Company along with a biography of the Sponsor Director suitable for inclusion in the Proxy Statement/Prospectus. In accordance with the Governing Documents of the Company as in effect as of the Closing, the Parties acknowledge and agree that the Closing Company Board will initially be a classified board with three (3) classes of directors and that each of the Founder Directors shall serve in a class of directors with an initial term effective from the Closing until the third annual meeting of the Company Shareholders held following the Closing.
7.17. Incentive Equity Plan. Prior to the Closing Date, the Company shall approve and adopt, subject to receipt of the Company Shareholder Approval, the incentive equity plan substantially in the form attached hereto as Exhibit C (with such changes as mutually agreed to by the Parties) (the “Incentive Equity Plan”), to hire and incentivize its and its Subsidiaries’ directors, individual independent contractors, managers, executives and other employees, and at the Closing shall reserve thereunder a total pool of awards of Company Ordinary Shares as set forth on Exhibit C. As soon as reasonably practicable following the Closing, the Company shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Company Ordinary Shares issuable under the Incentive Equity Plan.
7.18. PCAOB Financials. The Company shall use commercially reasonable efforts to, as promptly as reasonably practicable, but in no event later than ninety (90) days, following the date of this Agreement in the case of the 2020 and 2019 financials, and in no event later than April 30, 2022 in the case of the 2021 financials (if 2021 financials will be required to be included in the Registration Statement) (in each case, the “PCAOB Deadline”), obtain from a “big four” accounting firm PCAOB compliant audited financial statements for the Company’s fiscal years ending December 31, 2021 (if required to be included in the Registration Statement), December 31, 2020 and December 31, 2019 that satisfy SEC filing requirements for the Registration Statement (including the Proxy Statement/Prospectus) and are prepared in accordance with U.S. GAAP

(the “PCAOB Financials”). The auditor engaged to audit the PCAOB Financials is an independent registered public accounting firm with respect to the Company within the meaning of the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB.
7.19. Use of Proceeds. The Company shall not use the proceeds from the Transactions for the repurchase of Company Shares held by existing Company Shareholders prior to the Effective Time or the payment of dividends to such Company Shareholders, in each case if such repurchase of Company Shares or payment of dividends, as applicable, does not apply pro rata to all post-Closing Company Shareholders, including the SPAC Shareholders.
7.20. Repayment of SPAC Notes. At the Closing, SPAC shall repay all amounts owed under the SPAC Working Capital Notes, if any.
7.21. Warrant Agreement. Immediately prior to the Effective Time, the Company, SPAC and the Exchange Agent shall enter into an assignment and assumption agreement, the terms of which shall be agreed by the Parties in good faith, pursuant to which SPAC shall assign to the Company, and the Company shall assume from SPAC, all of SPAC’s rights, interests and obligations in and under the Warrant Agreement, and the terms and conditions of the Warrant Agreement shall be amended and restated to, among other things, reflect the assumption of the SPAC Warrants by the Company as set forth in Section 3.2(d) (the “Amended and Restated Warrant Agreement”).
ARTICLE VIII

CONDITIONS TO THE TRANSACTION
8.1. Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:
(a) The Required SPAC Shareholder Approval shall have been obtained.
(b) The Company Shareholder Approval shall have been obtained.
(c) SPAC shall have at least $5,000,001 of net tangible assets following any SPAC Shareholder Redemption.
(d) There shall not be in effect any injunction or other order of any Governmental Entity of competent jurisdiction prohibiting, enjoining or making illegal the consummation of the Transactions.
(e) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.
(f) The Class A Company Ordinary Shares issuable as the Merger Consideration, as well as the Company Warrants to be issued in connection with the Closing, shall be approved for listing upon the Closing on the NASDAQ (or any other public stock market or exchange in the United States as may be agreed by the Company and SPAC), subject to notice of official issuance.
(g) The waiting period or periods under the HSR Act applicable to the Transactions shall have expired or been terminated.
8.2. Additional Conditions to Obligations of the Company and Merger Sub. The obligations of the Company and Merger Sub to effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (to the extent permitted by applicable Legal Requirements), in writing, exclusively by the Company:
(a) (i) The Fundamental Representations of SPAC shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “SPAC Material Adverse Effect” or any similar limitation contained therein) at and as of the Closing as though made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct in all material respects as of such earlier date); and (ii) all other representations and warranties set forth in Article V shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contained herein) at and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except in the case of this clause (ii), where any failure of such representations and warranties to be so true and correct, has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.
(b) SPAC shall have performed or complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, in each case in all material respects.
(c) Since the date of this Agreement, there shall not have occurred any SPAC Material Adverse Effect.
(d) SPAC shall have delivered to the Company a certificate, signed by an authorized executive officer of SPAC and dated as of the Closing Date, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c).
(e) Available Cash shall equal or exceed $200,000,000.
8.3. Additional Conditions to the Obligations of SPAC. The obligations of SPAC to effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (to the extent permitted by applicable Legal Requirements), in writing, exclusively by SPAC:
(a) (i) The Fundamental Representations of the Company and Merger Sub shall be true and correct in all material respects (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or any similar limitation contained therein) at and as of the Closing as though made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct in all material respects as of such earlier date) and (ii) all other representations and warranties of the Company and Merger Sub set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) at and as of the Closing as though made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (ii), where any failure of such representations and warranties of the Company to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Each of the Company and Merger Sub shall have performed or complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, in each case in all material respects.
(c) Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.
(d) The Company shall have delivered to SPAC a certificate, signed by an authorized executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c).
ARTICLE IX

TERMINATION
9.1. Termination. This Agreement may be terminated at any time prior to the Closing:
(a) by mutual written agreement of SPAC and the Company;

(b) by either SPAC or the Company if the Closing shall not have occurred by July 15, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
(c) by either SPAC or the Company if a Governmental Entity shall have issued any final non-appealable Order, or any applicable Legal Requirement shall be in effect, making the Transaction illegal or permanently prohibiting the Transactions, including the Merger;
(d) by the Company, if any representation or warranty of SPAC set forth in this Agreement was inaccurate as of the date of this Agreement or becomes inaccurate or if SPAC breaches any covenant or agreement set forth in this Agreement, in each case, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such inaccuracy or breach; provided that if such inaccuracy or breach by SPAC is curable by SPAC prior to the Outside Date, then the Company must first provide written notice of such inaccuracy or breach and may not terminate this Agreement under this Section 9.1(d) until the earlier of: (i) thirty (30) days after delivery of written notice from the Company to SPAC of such inaccuracy or breach; and (ii) the Outside Date; provided, further, that SPAC continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if: (A) it shall have materially breached this Agreement such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach by the Company and such breach has not been cured or (B) if such inaccuracy or breach by SPAC is cured during such 30-day period);
(e) by SPAC, if any representation or warranty of the Company or Merger Sub set forth in this Agreement was inaccurate as of the date of this Agreement or becomes inaccurate or if the Company or Merger Sub breaches any covenant or agreement set forth in this Agreement, in each case, such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied as of the time of such inaccuracy or breach; provided that if such inaccuracy or breach is curable by the Company or Merger Sub, as applicable, prior to the Outside Date, then SPAC must first provide written notice of such inaccuracy or breach and may not terminate this Agreement under this Section 9.1(e) until the earlier of: (i) thirty (30) days after delivery of written notice from SPAC to the Company of such inaccuracy or breach; and (ii) the Outside Date; provided, further, that the Company continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that SPAC may not terminate this Agreement pursuant to this Section 9.1(e) if: (A) it shall have materially breached this Agreement such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach by SPAC and such breach has not been cured; or (B) if such inaccuracy or breach by the Company or Merger Sub, as applicable, is cured during such 30-day period);
(f) by the Company or SPAC, if, at the SPAC Special Meeting (after taking into account any adjournments thereof), the Required SPAC Shareholder Approval is not obtained;
(g) by SPAC or the Company, if, at the Company Special Meeting (after taking into account any adjournments thereof), the Company Shareholder Approval is not obtained; or
(h) by SPAC, if the Company has not delivered the PCAOB Financials to the SPAC pursuant to Section 7.18 on or prior to the PCAOB Deadline.
9.2. Notice of Termination; Effect of Termination.
(a) Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.
(b) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 7.6, Section 7.9, this Section 9.2, Article XI (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any Intentional Fraud.

ARTICLE X

NO SURVIVAL
10.1. No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary (including Section 11.14) shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) the liability of any Person with respect to Intentional Fraud.
ARTICLE XI

GENERAL PROVISIONS
11.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date of delivery if delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) when sent, if delivered by email during normal business hours (and otherwise as of the immediately following Business Day) (provided that no “error message” or other notification of non-delivery is generated); or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
if to SPAC, to:

EJF Acquisition Corp.
2107 Wilson Boulevard
Suite 410
Arlington, VA 22201
Attention:	Kevin Stein
Email:	*@ejfcap.com

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
900 G Street, NW
Washington, D.C. 20001
Attention:	Jonathan Corsico
Email:	jonathan.corsico@stblaw.com

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Mark Brod; Michael Wolfson
Email:	mbrod@stblaw.com; mwolfson@stblaw.com

and

Herzog Fox & Neeman
Herzog Tower, 6 Yitzhak Sadeh Street
Tel Aviv 6777506, Israel
Attention:	Ory Nacht, Adv.
Email:	nachto@herzoglaw.co.il

and

Walkers
190 Elgin Avenue
George Town, Grand Cayman
KY1-9001
Cayman Islands
Attention:	Andrew Barker
Email:	andrew.barker@walkersglobal.com

if to the Company or Merger Sub to:

Pagaya Technologies Ltd.
90 Park Ave,
New York, NY 10016
Attention:	Gal Krubiner
Richmond Glasgow
Email:	*@pagaya-inv.com
*@pagaya.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Jeffrey A. Brill
Maxim Mayer-Cesiano
B. Chase Wink
Email:	jeffrey.brill@skadden.com
maxim.mayercesiano@skadden.com
b.chase.wink@skadden.com

Goldfarb Seligman & Co.
98 Yigal Alon Street
Tel Aviv
6789141
Israel
Attention:	Aaron M. Lampert
Sharon Gazit
Email:	aaron.lampert@goldfarb.com
sharon.gazit@goldfarb.com

and

Maples and Calder (Cayman) LLP
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands
Attention:	Suzanne Correy
Email:	Suzanne.Correy@maples.com
or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one (1) method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
11.2. Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this

Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include all genders. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated, the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available,” “provided” or “delivered” mean that the subject documents or other materials were included in and available at the “Pagaya– Sponsor DD (Post LOI)” online datasite hosted by Finsight Group, Inc prior to the date of this Agreement. References to “$” or “dollar” shall be references to United States dollars and references to NIS means New Israeli Shekels. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day (or, if the applicable period is measured by reference to Israeli Business Days or U.S. Business Days, the next succeeding Israeli Business Day or U.S. Business Day). References to a particular statute or regulation including all rules and regulations promulgated thereunder and any amendment or successor to such statute or regulation. References to a Contract shall include any amendments thereto. All references to currency amounts in this Agreement shall mean United States dollars. References to “ordinary course of business” (or similar references) shall mean the ordinary course of business consistent with past practice (including as to amounts and terms, as applicable), but taking into account the circumstances, including restrictions imposed by Legal Requirements and health and safety considerations relating to COVID-19 and any relevant COVID-19 Measures.
11.3. Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions may be executed in multiple counterparts, all of which shall be considered one (1) and the same document and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.
11.4. Entire Agreement; Third Party Beneficiaries. This Agreement, the Company Disclosure Letter, SPAC Disclosure Letter, the other Transaction Agreements (including the Confidentiality Agreement) and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 7.12, this Section 11.4 and Section 11.14 (which will be for the benefit of the Persons set forth therein and herein), are not intended to confer upon any other Person other than the Parties any rights or remedies. Notwithstanding anything to the contrary contained herein, the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce this Section 11.4.
11.5. Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.
11.6. Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one (1) remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties agree that each Party shall be entitled to specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any Action by any other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.
11.7. Governing Law. This Agreement and the consummation the Transactions, and any Action arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, except that transactions contemplated by Section 2.6 shall be governed by and in accordance with the laws of the Cayman Islands to the extent required by Legal Requirements.
11.8. Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Legal Requirement or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.8. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
11.9. Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
11.10. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.
11.11. Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Any purported assignment or delegation made in violation of this provision shall be void and of no force or effect.
11.12. Amendment. This Agreement may be amended by the Parties at any time prior to the Closing by execution of an instrument in writing signed on behalf of each of the Parties. No modification, termination, rescission, discharge, or cancellation of this Agreement shall be effective unless in writing signed by the Party against whom it is sought to be enforced, or shall affect the right of any Party to enforce any claim or right hereunder, whether or not liquidated, where circumstances giving rise to such claim or right occurred prior to the date of such modification, termination, rescission, discharge, or cancellation.
11.13. Waiver. Except as otherwise expressly provided herein, no delay, failure or waiver by any Party to exercise any right or remedy under this Agreement and no partial or single exercise of any such right or remedy, will operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor will any single or partial exercise of such right or remedy limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy. For purposes of this Agreement, no course of dealing among any or all of the parties shall operate as a waiver of the rights or remedies hereof. No provision hereof may be waived otherwise than by a written instrument signed by the Party or Parties so waiving such provision as contemplated herein
11.14. Non-Recourse.
(a) Except in the case of claims against a Person in respect of such Person’s Intentional Fraud:
(i) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, SPAC and Merger Sub as named Parties; and
(ii) except to the extent a Party to this Agreement (and then only to the extent of the specific obligations undertaken by such Party), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of the Company, SPAC or Merger Sub shall have any liability (whether in Contract, tort, equity or otherwise) for any one (1) or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one (1) or more of the Company, SPAC or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.
(b) Notwithstanding the foregoing, a Related Party may have (and this Section 11.14 shall no way amend, alter, limit or otherwise effect) obligations under any documents, agreements, or instruments delivered contemporaneously herewith if such Related Party is party to such document, agreement or instrument. Except to the extent otherwise set forth herein, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party.
11.15. Legal Representation. The Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Company) (all such parties, the “SPAC Counsel Waiving Parties”), that each of Simpson Thacher & Bartlett LLP and Herzog Fox & Neeman (collectively, “SPAC Counsel”) may represent the stockholders or holders of other equity interests of the SPAC Sponsor or any of its directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “SPAC Counsel WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its prior representation of the SPAC Sponsor, SPAC and its Subsidiaries, or other SPAC Counsel Waiving Parties. The Company, on behalf of itself and the SPAC Counsel Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to SPAC Counsel’s prior representation of the SPAC Sponsor, SPAC and its Subsidiaries, or other SPAC Counsel Waiving Parties. The Company, for itself and the SPAC Counsel Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the SPAC Sponsor, SPAC, or its Subsidiaries, or any other member of the SPAC Counsel WP Group, on the one hand, and SPAC Counsel, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Company notwithstanding the Merger, and instead survive, remain with and are controlled by the SPAC Counsel WP Group (the “SPAC Counsel Privileged Communications”), without any waiver thereof. The Company, together with any of its Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the SPAC Counsel Privileged Communications, whether located in the records or email server of the Surviving Company and its Subsidiaries, in any Action against or involving any of the Parties after the Closing, and the Company agrees not to assert that any privilege has been waived as to the SPAC Counsel Privileged Communications, by virtue of the Merger.
11.16. Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a Party in the Company Disclosure Letter, or SPAC Disclosure Letter, as applicable, or any section thereof, with reference to any section of Article IV or Article V of this Agreement or section of the Company Disclosure Letter, or SPAC Disclosure Letter, as applicable, shall be deemed to be a disclosure with respect to such other applicable sections of the Company Disclosure Letter or SPAC Disclosure Letter, as applicable, if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of the Company Disclosure Letter or SPAC Disclosure Letter, as applicable. Certain information set forth in the Company Disclosure Letter, or SPAC Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.
PAGAYA TECHNOLOGIES LTD.

By:	/s/ Avi Zeevi
	Name:	Avi Zeevi
	Title:	Chairman of the Board of Directors

By:	/s/ Gal Krubiner
	Name:	Gal Krubiner
	Title:	Chief Executive Officer

RIGEL MERGER SUB INC.

By:	/s/ Gal Krubiner
	Name:	Gal Krubiner
	Title:	Director
[Signature Page to Agreement and Plan of Merger]

EJF ACQUISITION CORP.

By:	/s/ Kevin Stein
	Name:	Kevin Stein
	Title:	Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Exhibit D
The Companies Act (As Revised) of the Cayman Islands
Plan of Merger
This plan of merger (the “Plan of Merger”) is made on [date] between EJF Acquisition Corp. (the “Surviving Company”) and Rigel Merger Sub Inc. (the “Merging Company”).
Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).
Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.
Whereas the directors of the Merging Company and the directors of the Surviving Company have resolved that it is in the best interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).
Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement and Plan of Merger dated September 15, 2021 and made between, amongst others, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.
Now therefore this Plan of Merger provides as follows:
1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.
2	The surviving company (as defined in the Statute) is the Surviving Company.
3
The registered office of the Surviving Company is Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4
Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

5	Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$50,000 divided into 50,000 shares of a par value of US$1.00 each.
6
The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7
The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

8
The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9
The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date.

10	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.
11	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.
13	The names and addresses of each director of the surviving company (as defined in the Statute) are:
13.1 Gal Krubiner of 90 Park Ave, New York, NY 10016
14	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.
15
This Plan of Merger has been authorised by the shareholders of each of the Surviving Company and the Merging Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company and written resolutions of the sole shareholder of the Merging Company, as applicable.

16	At any time prior to the Effective Date, this Plan of Merger may be:
16.1 terminated by the board of directors of either the Surviving Company or the Merging Company;
16.2 amended by the board of directors of both the Surviving Company and the Merging Company to:
(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and
(b)	effect any other changes to this Plan of Merger which the board of directors of both the Surviving Company and the Merging Company expressly authorise.
17	This Plan of Merger may be executed in counterparts.
18	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.
[signature page to follow]

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.
SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
EJF Acquisition Corp.	)

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Rigel Merger Sub Inc.	)

Annexure 1

Agreement and Plan of Merger

Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company